UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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DIAMOND HILL INVESTMENT GROUP, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1

DIAMOND HILL INVESTMENT GROUP, INC.
ANNUAL LETTER TO SHAREHOLDERS

March 23, 2023

Dear Fellow Shareholders:

2022 was a tough year for equity investors and arguably an even worse one for fixed income. The year began with a market shock from Russia’s invasion of Ukraine in late February, which sent energy prices skyrocketing and further complicated supply-chain issues that were a hangover from the pandemic. Subsequently, both asset classes were hit hard by the rapid increase in interest rates by the US Federal Reserve and other global central banks as policymakers attempted to rein in inflationary trends.

Rising interest rates tend to warrant lower valuations for equities, particularly those with high growth rates, and we saw that play out in 2022 as P/E multiples for global stocks declined. Growth stocks severely underperformed value stocks due in large part to the strength of the energy sector, which has historically carried a heavier weight in value indexes than in growth. Broadly speaking, the energy sector advanced more than 60% in an otherwise down market, so investors with no or low exposure missed out on some of the only gains the market offered last year.

In US fixed income markets, 2022 marked the worst annual performance for the US Bloomberg Aggregate Bond Index since its inception in the early 1970s. The environment was highly unusual given the velocity and magnitude of rate increases by the Federal Reserve, which led to one of the largest corrections in the fixed income markets that we’ve ever seen. A fair amount of uncertainty remains in terms of the future path for interest rates. However, fixed income should be well positioned to return to its place within an overall asset allocation as the ballast providing an offset to overall equity market volatility. This isn’t to say that 2023 is going to be all positive, simply that the environment could be improving for bottom-up investors who are willing to do the fundamental work to identify attractive risk/reward opportunities.

While 2022 was not for the faint of heart, the correction in capital markets should not have surprised long-term market observers. In fact, US equity markets have posted double-digit gains in 10 of the last 14 calendar years (since 2009, following the global financial crisis) — a feat most long-term investors knew wasn’t sustainable. The disappointing returns broadened the opportunity set among global equities for valuation-disciplined, long-term investors. In fact, attractive opportunities are being overlooked by some investors because they are preoccupied with how these companies will fare in a recession rather than recognizing their ability to thrive over the long run.

Our dedication to a five-year investment time horizon allows us to see beyond short-term volatility — both economic and market — and helps position our clients to capitalize on dislocations like those introduced by 2022.

In an unprecedented year featuring double-digit negative returns for both equity and fixed income markets, we remained committed to generating long-term investment results and providing superior service for our clients. As always, we aim to deliver exceptional results for clients over a full market cycle. We believe we are one of few in our industry with a truly long-term focus — in our client partnerships, in our investment approach, and in the way we manage our business.

Industry Dynamics Create Challenges and Opportunities
2022 was a stark reminder that the market has a tremendous impact on asset managers’ returns year-over-year. Across most of the traditional asset classes, poor performing markets tend to amplify the behavioral weakness in investing — the fear-induced flight to what are perceived to be safer assets — causing significant outflows for the asset management industry. Ultimately, asset managers are judged on performance and growth. And while the market drives performance results over the short term, creating value for clients over the long run is the most critical input to long-term organic growth.

Revenues in the industry (traditional asset management) have gone from $80 billion in 2004 to $200 billion in 2021. The vast majority (roughly 90%) of that growth has come from market appreciation. Companies can try to gather assets or change their product mix, yet most of those efforts have had little relative impact on outcomes over the past decade or so, given the strong market environment over that period. The remainder of that asset growth (roughly $50 billion in inflows) was largely offset by changes in product mix, including the shift to passive, the introduction of lower fee products and by fee reductions.

We think this lays a backdrop of opportunity for an actively focused boutique like ours. Within the passive space, roughly 75% of flows over the past 5-10 years are concentrated in the top 10 firms. In active management, however, only about 25% to 30% of inflows are concentrated with the top 10 firms. Additionally, more than half of US assets (approximately 57%) remain invested with active managers despite the shift to passive over the past decade. Both factors provide ample opportunity for boutique firms to succeed.

Another interesting evolution in the industry is that advisor-directed assets have been rising and are expected to continue growing; we are seeing growth in model portfolios and fractional share platforms. Global assets in model portfolios have reached approximately $4.9 trillion, with 18% annual growth over the last five years. We believe our nimble, client-centric approach to delivering our strategies in a variety of vehicles will position us well in the coming years. Given these developments, asset managers will need to adapt and be prepared to deliver the intellectual capital required for these solutions, which are likely to have a substantial impact on the industry over the next decade.

Diamond Hill’s Vision for Long-Term Success
Our commitment to developing enduring client partnerships is demonstrated by the care we take in aligning our interests with our clients through capacity discipline, by investing alongside them, and by keeping fees reasonable so clients hold on to more of their returns. To ensure we have a disciplined platform that allows us to deliver for clients, our investment team aligns on our foundational, shared principles.

•Active, fundamental approach. An active, research-driven approach that capitalizes on our intellectual curiosity and unique insights is essential to deliver better returns than benchmarks or peers.

•Ownership. Investing with an ownership mentality requires deep due diligence to build the conviction needed to invest over the long term.

•Long term. Focusing on the long term allows us to look beyond near-term noise, allowing clients to realize the benefits of our deep, disciplined research process.

•Valuation discipline. We believe the best way to compound returns is to take an ownership stake in an investment at a discount to its underlying value and have the discipline to wait for that value to be realized.

•Strategic capacity management. Prudent capacity management protects our ability to generate competitive long-term investment results for our clients.

We believe our long-term approach positions us well to be successful regardless of market or industry dynamics. And we remain committed to investment excellence.

While the market influences outcomes in the short run, the performance of our investment strategies and thoughtful organic growth drives the value of our firm over the long run. Our ability to deliver excellent investment results for our clients and our ability to retain and prudently grow our client base continue to be our priority.

Progress on Our Strategic Initiatives
Overall, our long-term strategic goals include enhancing our ability to outperform for clients, further diversifying our business so we can continue to weather any market environment, and thoughtfully growing the business — to bolster our firm’s long-term viability for the benefit of each of our stakeholders. We believe an innovative mindset concentrated on growing strategies to capacity and developing new capabilities will enable us to drive future growth.

In 2021, we discussed the long-term goals that drive our strategic initiatives, which are intended to create lasting value for our key stakeholder groups — clients, associates and shareholders.

We want to deliver excellent investment outcomes that result in partnerships where our clients fundamentally believe in what we do and how we invest. We continue to make strategic decisions to support the long-term success of our investment team as it is the driver of successful investment outcomes. To that end, in 2022, we welcomed Win Murray to the firm as Director of Research. Win is responsible for leading our equity research team, identifying outstanding investment talent and providing opportunities for professional development. We also continue to consider the ways in which we deliver our investment strategies to ensure clients can access our offerings. Over the years, we have increased our CIT offerings, which are a vehicle in the defined contribution space — we now have CIT vehicles for five of our US equity strategies and one of our fixed income strategies. We will continue to be thoughtful about vehicle development in our aim to meet the needs of our clients, including delivery platforms where we have the opportunity to use our intellectual capital to serve a broader base of clients.

Given the significance of ESG within our industry, our near-term goal was to articulate how and where ESG considerations factor into our investment decisions. Through the diligence of our portfolio managers and analysts, we have completed ESG risks and opportunities assessments for each security in our equity strategies and have set forth a process to sustain this effort into the future. This is in addition to our investment sustainability policy, published in 2021, which details how sustainability considerations, including ESG risks and opportunities, are embedded in our fundamental process. More recently, we published a corporate sustainability policy that discusses the benefits of our long-term perspective for our clients, shareholders, associates and community.

For our associates, we aim to cultivate a workplace where we can thrive doing our best work in a culture that enables success. A significant part of this is fostering a diverse, equitable and inclusive (DEI) culture that empowers, supports and develops intellectually curious professionals. We know DEI is a journey, and we recognize that transparency and accountability are critical to driving real change, as such we’ve pledged to report our progress annually. We provided details of our recent achievements in our first DEI Annual Report, which can be found on our website.

As we think about the long-term nature of our business, we recognize areas where we have made significant headway on our strategic objectives — turning what were once initiatives into ingrained business practices. As discussed, we have made material advances on our ESG- and DEI-related goals, and we are confident we can prioritize additional strategic objectives that will support our long-term success. One such objective is operational excellence — ensuring our operating model supports the evolving needs of our key stakeholders. This includes further enhancing our ability to support custom client mandates, automation and process improvement for scalability, as well as data governance.

Effective March 31, 2023, I am pleased to announce that Jo Ann Quinif has been promoted to president of Diamond Hill Capital Management, and I will remain CEO and president of Diamond Hill Investment Group. Jo Ann has played a meaningful role in delivering for our clients and strengthening our business operations since joining the firm in 2017 and will also continue as our chief client officer. Her ongoing leadership will further enable us to effectively execute and deliver on our strategy.

Financial Results
The challenging market and industry dynamics previously discussed had a negative impact on our assets under management (“AUM”) and assets under advisement (“AUA”). Our combined AUM and AUA declined from $33.1 billion at the beginning of the year to $26.6 billion at year-end. That decline was largely driven by the market impact of more than $4.0 billion, as well as net outflows of $2.2 billion.

We generated net operating income of $64.3 million and an operating margin of 42% in 2022. In managing our business, we focus on adjusted net operating income, which adjusts net operating income, as calculated in accordance with US generally accepted accounting principles (“GAAP”), for the impact of market movements on the deferred compensation plan investments that run through net operating income, and the impact of any mutual funds that we consolidate. Adjusted net operating income was $60.4 million in 2022, down from a record $83.7 million in 2021.1 Our adjusted operating profit margin was 39% in 2022, down from 46% in 20211. To have appropriate flexibility to deliver for each of our stakeholders, we target an adjusted operating margin of 30% to 40% over the long term.

Although our financial results were down from a record year in 2021, we were pleased with our ability to weather the storm brought on from the market environment in 2022 and continued to deliver solid financial results for our shareholders.

1 Adjusts the financial measures calculated in accordance with GAAP for the impact of market movements on the deferred compensation liability and related economic hedges, and the impact of the Diamond Hill International Fund and the Diamond Hill Large Cap Concentrated Fund (together, the "Consolidated Funds"). See the reconciliation to the comparable U.S. GAAP measures in the following Annex.

Capital Allocation
Our capital allocation approach is designed to grow the intrinsic value of the business by investing in new and existing strategies and ensuring we have sufficient capital to operate the business in any market environment. When we believe we have more capital than is necessary to achieve those aims, we return capital to shareholders.

We may repurchase shares when our shares are trading below our estimate of the firm’s intrinsic value. We first initiated share repurchases in Q4 2018. Since then, we have repurchased approximately 742,000 shares totaling $111.2 million, which represents approximately 21% of our shares outstanding when we initiated our repurchases. Share repurchases in 2022 were approximately 217,000 shares totaling $38.7 million. Repurchases since Q4 2018 have been partially offset by the net issuance of approximately 220,000 shares in the form of compensation to our associates over that period. We believe share-based compensation is an important way to align our interests with shareholders. Overall, since we began our share repurchases in Q4 2018, we have reduced our total share count by 524,000 shares, or 15%.

After considering strategic uses of capital and share repurchases, we evaluate any excess capital for payment of shareholder dividends. In 2022, our dividends included a $1.50 per share regular quarterly dividend and a $4.00 per share special dividend, totaling $10.00 per share, or approximately $30.7 million. We have paid dividends for 15 consecutive years cumulatively totaling $133.00 per share.

Each year we will continue to consider paying a special dividend in Q4 after assessing our strategic capital deployment and share repurchases during the year.

Conclusion
We firmly believe the best way to generate strong long-term shareholder returns is to deliver excellent investment outcomes for our clients. Our investment team is intensely focused on generating alpha for our clients, and our entire firm is committed to developing and maintaining partnerships that help instill the confidence required to remain invested through full market cycles. This perspective has enabled us to grow new and existing client relationships, which ultimately helps us deliver returns to our shareholders.

Over the last few years, markets have been heavily influenced by a global pandemic, the largest armed conflict Europe has seen since WWII, a highly abnormal rise in inflation and a dramatic shift in global monetary policies. Through this period, I’m proud of the dedication our associates demonstrated to remain focused on delivering for clients. Over the last several years, we have put in place talented leadership and streamlined our strategies to elevate our competitive advantages — strategies where we are confident in our long-term ability to deliver compelling investment returns for clients.

A lot of uncertainty remains in the macroeconomic environment across many of the world’s largest economies. We believe this environment presents opportunities for those focused on actively managing concentrated portfolios with a valuation discipline and long-term ownership mindset, and we look forward to delivering for our clients and shareholders in the years to come.

Sincerely,
Heather Brilliant
Chief Executive Officer and President

ANNEX - RECONCILIATION OF NON-GAAP MEASURES
As supplemental information, Diamond Hill Investment Group, Inc. (the "Company") is providing certain financial measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). Management believes the non-GAAP financial measures below are useful measures of the Company’s core business activities, are important metrics in estimating the value of an asset management business, and help facilitate comparisons to Company operating performance across periods. These non-GAAP financial measures should not be used as a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedules reconcile financial measures calculated in accordance with GAAP to non-GAAP financial measures for the years ended December 31, 2022 and 2021, respectively.

	Year Ended December 31, 2022
(in thousands, except percentages and per share data)	Operating expenses	Net operating income	Non-operating income (loss)	Income tax expense(5)	Net income attributable to common shareholders	Earnings per share attributable to common shareholders (diluted)	Operating profit margin
U.S. GAAP Basis	$90,165	$64,331	$(13,373)	$14,088	$40,434	$13.01	42%
Non-GAAP Adjustments:
Deferred compensation liability(1)	4,402	(4,402)	4,402	—	—	—	(3)%
Consolidated Funds(2)	—	423	11,317	2,113	6,063	1.95	—
Gain on sale of high-yield focused advisory contracts(3)	—	—	(6,814)	(1,761)	(5,053)	(1.63)	—
Other investment income(4)	—	—	$4,468	1,155	3,313	1.07	—

Adjusted Non-GAAP basis	$94,567	$60,352	—	$15,595	$44,757	$14.40	39%

	Year Ended December 31, 2021
(in thousands, except percentages and per share data)	Operating expenses	Net operating income	Non-operating income (loss)	Income tax expense(5)	Net income attributable to common shareholders	Earnings per share attributable to common shareholders (diluted)	Operating profit margin
U.S. GAAP Basis	$105,936	$76,258	$25,381	$26,050	$74,201	$23.34	42%
Non-GAAP Adjustments:
Deferred compensation liability(1)	(7,082)	7,082	(7,082)	—	—	—	4%
Consolidated Funds(2)	—	340	(6,192)	(1,160)	(3,304)	(1.04)	—
Gain on sale of high-yield focused advisory contracts(3)	—	—	(9,000)	(2,339)	(6,661)	(2.10)	—
Other investment income(4)	—	—	$(3,107)	(808)	(2,299)	(0.72)	—

Adjusted Non-GAAP basis	$98,854	$83,680	—	$21,743	$61,937	$19.48	46%

(1) This non-GAAP adjustment removes the compensation expense resulting from market valuation changes in the deferred compensation plan liability and the related net gains/losses on investments designated as an economic hedge against the related liability. Amounts deferred under the deferred compensation plans are adjusted for appreciation/depreciation of investments chosen by participants. The Company believes it is useful to offset the non-operating investment income/loss realized on the hedges against the related compensation expense and remove the net impact to help readers understand the Company’s core operating results and to improve comparability from period to period.
(2) This non-GAAP adjustment removes the impact that the Consolidated Funds have on the Company’s GAAP consolidated statements of income. Specifically, the Company adds back the operating expenses and subtracts the investment income of the Consolidated Funds. The adjustment to net operating income represents the operating expenses of the Consolidated Funds, net of the elimination of related management and administrative fees. The adjustment to net income attributable to common shareholders represents the net income of the Consolidated Funds, net of redeemable non-controlling interests. The Company removes the impact of the Consolidated Funds because it believes they impact the reader’s ability to understand its core operating results.
(3) This non-GAAP adjustment removes the impact of the gain on the sale of the Diamond Hill Corporate Credit and the Diamond Hill High Yield investment advisory contracts (the “High Yield-Focused Advisory Contracts”) to Brandywine Global Investment Management, LLC effective July 30, 2021. The sale of the High Yield-Focused Advisory Contracts was a non-recurring transaction, thus, the Company believes that removing the impact of the gain helps readers understand the Company's core operating results and improves comparability period to period.
(4) This non-GAAP adjustment represents the net gains (losses) earned on the Company’s non-consolidated investment portfolio that are not designated as economic hedges of the deferred compensation plan liability, non-consolidated seed investments, and other investments. The Company believes adjusting for these non-operating income (loss) items helps readers understand the Company’s core operating results and improves comparability to prior years.
(5) The income tax expense impacts were calculated and resulted in an overall non-GAAP effective tax rate of 25.8% for 2022, and 26.0% for 2021.

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

March 23, 2023

Dear Shareholders:

We cordially invite you to attend the 2023 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc., to be held at the Hyatt Regency Columbus, Harrison Room, 350 N High Street, Columbus, Ohio 43215, on Thursday, May 11, 2023 at 10:00 a.m. Eastern Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Immediately following the meeting, we will hold our customary management presentation to report on our operations, and our directors and officers will be present to respond to any appropriate questions you may have. For the management presentation only, there will be the option to participate virtually and the link will be made available on our website, ir.diamond-hill.com.

On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. Returning the enclosed proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,
Heather E. Brilliant
Chief Executive Officer and President

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2023

Notice is hereby given that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at the Hyatt Regency Columbus, Harrison Room, 350 N High Street, Columbus, Ohio 43215, on Thursday, May 11, 2023 at 10:00 a.m. Eastern Time, to consider and act upon the following matters:

1)The election of seven directors to serve on the Company’s Board of Directors ("Board") until the Company’s 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2)The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
3)An advisory resolution to approve the 2022 compensation of the Company’s named executive officers;
4)An advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers; and
5)Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. The Board has fixed the close of business on March 13, 2023, as the record date for determining the shareholders entitled to vote at the Annual Meeting and any postponements or adjournments thereof. On or about March 23, 2023, the Company began mailing to shareholders of record as of the close of business on March 13, 2023, the accompanying Proxy Statement, the form of proxy (also known as a proxy card), and the Company’s 2022 Annual Report to shareholders.

PROMPTLY RETURNING YOUR PROXY CARD WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PREVIOUSLY SUBMITTED PROXY AND VOTE IN PERSON AS DESCRIBED IN THE PROXY STATEMENT.

By order of the Board,
Carlotta D. King, Secretary

Columbus, Ohio
March 23, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2023:
The Proxy Statement and the Company’s 2022 Annual Report on Form 10-K are available without charge at the following location:
https://www.diamond-hill.com/proxy

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON MAY 11, 2023

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by its Board of Directors (the “Board”) for use at its 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Hyatt Regency Columbus, Harrison Room, 350 N High Street, Columbus, Ohio 43215, at 10:00 a.m., Eastern Time, on May 11, 2023, and any postponement or adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 23, 2023. Only shareholders of record at the close of business on March 13, 2023, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are to:

1)    Elect seven directors to serve on the Board until its 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)    Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023;

3)    Approve, on an advisory basis, the 2022 compensation of the Company's named executive officers ("NEOs");

4)    Select, on an advisory basis, the frequency of future advisory votes on the compensation of the Company's NEOs; and

5)    Transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Those common shares represented by: (i) properly signed forms of proxy (also known as a proxy card) received by the Company prior to the Annual Meeting, or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 10, 2023 and, in each case, that are not revoked, will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    When and where will the Annual Meeting take place?

A:    The Annual Meeting will be held at the Hyatt Regency Columbus, Harrison Room, 350 N High Street, Columbus, Ohio 43215, on Thursday, May 11, 2023, at 10:00 a.m., Eastern Time.

Q: How do I attend the Annual Meeting?

A:    The Company will hold the Annual Meeting in person as scheduled. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport. If you are a beneficial holder, you may also be asked to present a copy of a brokerage or bank statement reflecting your beneficial ownership of the Company’s shares as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Immediately following the Annual Meeting, the Company will hold its customary management presentation to report on its operations, and its directors and officers will be present to respond to any appropriate questions you may have. For the management presentation only, there will be the option to participate virtually and the link will be made available on the Company's website, ir.diamond-hill.com.

Q:    What may I vote on at the Annual Meeting?

A:    At the Annual Meeting, you will be asked to:
•Elect seven directors to serve on the Board until the Company's 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
•Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023;
•Approve, on an advisory basis, the 2022 compensation of the Company's NEOs;
•Select, on an advisory basis, the frequency of future advisory votes on the compensation of the Company's NEOs; and
•Vote on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Q:    What do I need to do now?

A:    After carefully reading this Proxy Statement and the accompanying materials, indicate on the enclosed proxy card how you want your shares to be voted and then sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone or over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 11:59 p.m. Eastern Time on Wednesday, May 10, 2023. If you vote by phone or over the Internet, you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies. If you are a beneficial owner, you should review the instructions provided by your broker, bank, or other nominee to determine the procedures and deadlines that you must follow.

Q:    What does it mean if I get more than one proxy card?

A:    If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please sign, date, and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:    Many shareholders are beneficial owners of the Company's shares, meaning they hold their shares in “street name” through a broker, bank, or other nominee. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Shareholder of Record. For shares registered directly in your name with the Company's transfer agent, you are considered the shareholder of record and the Company is sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing, and returning the enclosed proxy card, or voting over the Internet or by phone.

Beneficial Owner. For shares held in “street name”, you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank, or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares. Your broker, bank, or other nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions. Beneficial owners should contact their broker, bank, or other nominee to determine applicable deadlines..

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Your broker, bank, or other nominee will vote your shares in the manner you instruct, and you should follow the voting instructions your broker, bank, or other nominee has provided to you. However, if you do not provide voting instructions to your broker, bank, or other nominee, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2023 fiscal year is considered a routine matter, and if you do not submit voting instructions, your broker, bank, or other nominee may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker, bank, or other nominee may not vote your shares on those matters without your instructions.

Q:    May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:    Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in any one of three ways:

•Send a written statement to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•Send a newly-signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 11:59 p.m., Eastern Time on May 10, 2023; or

•Attend the Annual Meeting and either revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee. You should review the instructions provided by your broker or nominee to determine the procedures that you must follow.

Q:    Can I vote my shares in person at the Annual Meeting?

A:    You may vote shares for which you are the record holder in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and valid photo identification, such as a driver’s license or passport. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need to bring and provide to the Secretary a signed proxy from your broker, bank, or other nominee giving you the right to vote your shares at the Annual Meeting and a valid photo identification. To obtain directions to attend the Annual Meeting and vote in person, please call Carlotta D. King, Secretary, at (614) 255-3333 or visit the Company’s website, https://www.diamond-hill.com/contact/.

Q:    How will my shares be voted if I submit a proxy without voting instructions?

A:    If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the proposals as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:    Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:    If you are a record holder and have more questions about how to submit your proxy, please call Carlotta D. King, Secretary, at (614) 255-3333. If you are a beneficial owner, you should contact your broker, bank, or other nominee to determine the procedures and deadlines that you must follow.

PROCEDURAL MATTERS

Record Date

Only the Company's shareholders of record at the close of business on March 13, 2023, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,050,993 common shares outstanding and entitled to be voted at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you are a record holder and submit a proxy card without voting instructions, it will be voted as recommended by the Board. If you are a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares, and you should contact your broker, bank, or other nominee to determine the procedures and deadlines that you must follow. The Board's recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

A shareholder may cast one vote for each outstanding share held by the shareholder on each separate matter of business properly brought before the Annual Meeting. If you are a beneficial owner, you are encouraged to instruct your broker, bank, or other nominee as to how to vote your shares.

Proposal 1 - Director elections. Votes that shareholders cast "FOR" a director-nominee must exceed the votes that shareholders cast "AGAINST" a director-nominee for the individual to be elected. Please also see the discussion of the "Majority Voting" provisions within Proposal 1.

Proposal 2 - Ratification of selection of KPMG. The affirmative vote of the holders of a majority of the shares cast on the proposal is required to ratify the selection of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for fiscal year 2023.

Proposal 3 - Advisory vote on 2022 NEO compensation. The affirmative vote of the holders of a majority of the shares cast on the proposal is required for the approval of the advisory vote on the 2022 compensation of the Company's NEOs.

Proposal 4 - Recommendation of frequency of future shareholder votes on NEO compensation. Shareholders may vote in favor of holding the future votes on NEO compensation every year, every two years, or every three years, or they may abstain. Although the frequency receiving the affirmative vote of the holders of a plurality of the shares present, in person, or by proxy, and entitled to vote would be deemed the shareholder recommendation, the Board will take the results of the voting into account in determining how frequently to hold shareholder advisory votes on NEO compensation.

Effect of broker non-votes and abstentions. Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the exchanges and other self-regulatory organizations of which the brokers, banks, and other nominees are members, brokers, banks, and other nominees who hold common shares in street name for beneficial owners may sign and submit proxies and may vote those common shares on certain “routine” matters. Proposal 2 is considered routine, and Proposals 1, 3, and 4 are considered to be “non-routine” matters. Under applicable stock exchange rules, brokers, banks, and other nominees are not permitted to vote on non-routine matters without instruction from the beneficial holders. Proxies that are signed and submitted by brokers, banks, and other nominees that have not been voted on non-routine matters are referred to as “broker non-votes”.

Neither broker non-votes nor abstentions will have any effect on the election of directors, the ratification of the appointment of KPMG, the advisory approval of 2022 NEO compensation, or the advisory vote on the frequency of advisory votes on the compensation of the Company's NEOs.
Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of the holders of at least a majority of the Company's outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

The Company will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the Notice of Annual Meeting, proxy card, Proxy Statement, and Annual Report (as defined in the next section), postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, or fiduciaries for forwarding such documents to beneficial owners. The Company will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. The Company may solicit proxies in person or by telephone, facsimile, or e-mail. Its officers, directors, and employees may also assist with solicitation, but will receive no additional compensation for doing so.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement, Annual Report, and Form 10-K; Internet Availability

The Company's Annual Report on Form 10-K for the year ended December 31, 2022 (the "Form 10-K"), including audited consolidated financial statements, is included in the annual report to shareholders (the “Annual Report”) that accompanies this Proxy Statement. The Annual Report is intended to satisfy the Company’s obligation to provide an annual report to its shareholders pursuant to Rule 14a-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is delivering a single copy of this Proxy Statement and the Annual Report to multiple shareholders sharing an address, unless it has received instructions from one or more of these shareholders to the contrary. However, each shareholder will continue to receive a separate proxy card. The Company will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333. Additionally, this Proxy Statement, the Annual Report, and the Form 10-K are available on the internet free of charge at: https://www.diamond-hill.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of the Company's common shares by: (a) all persons known by to beneficially own 5% or more of the Company's outstanding shares, (b) each director and director nominee of the Company, (c) the Company's NEOs, and (d) all of the Company's executive officers, directors, and director nominees as a group. Although not required, the Company has also voluntarily disclosed all common shares beneficially owned by all of its other employees, excluding its executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons hold any outstanding options to acquire Company common shares, and none of the named persons have pledged any common shares of the Company as security. Except as otherwise indicated, all information is as of March 13, 2023.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Heather E. Brilliant	42,151	(2)	1.4%
Richard S. Cooley	5,937		*
Randolph J. Fortener	8,600		*
James F. Laird	33,500		1.1%
Thomas E. Line	20,862	(2)	*
Paula R. Meyer	2,537		*
Nicole R. St. Pierre	3,037		*
L'Quentus Thomas	658		*
Mark Zinkula	—		*
Directors, nominees, and executive officers as a group (8 persons)	117,282		3.8%
All other employees of the Company (125 persons)	449,441	(3)	14.7%
5% Beneficial Owners
BlackRock, Inc.(4)	253,576		8.3%
Royce & Associates, LP(5)	165,631		5.4%
_______________
(1)    In this column, beneficial ownership of less than 1% is represented by an asterisk (*). The percent of class is based upon the number of common shares beneficially owned by the named person divided by 3,050,993, which was the total number of shares that were issued and outstanding as of March 13, 2023.
(2)    These amounts include 473 and 1,294 shares for Ms. Brilliant, and Mr. Line, respectively, that are held in the Diamond Hill Investment Group 401(k) Plan and Trust (the "401(k) Plan"), over which the trustee of the 401(k) Plan possesses the voting power.
(3)    This amount includes all employees of the Company, other than executive officers, as of March 13, 2023. Each employee has sole voting power over the shares of such employee reflected in the table, except for the 60,096 shares that are held in the 401(k) Plan, over which the trustee of the 401(k) Plan possesses voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a "Group" as defined by Rule 13d-1 under the Exchange Act.
(4)    This information is based on information contained in Schedule 13G/A filed with the SEC on February 3, 2023 by BlackRock, Inc. to report beneficial ownership by its subsidiaries (BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC) of shares as of December 31, 2022. This Schedule 13G/A reported that BlackRock, Inc., through its subsidiaries, had sole voting power over 246,646 shares and sole dispositive power over 253,576 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)    This information is based on information contained in Schedule 13G/A filed with the SEC on January 23, 2023 by Royce & Associates, LP to report its beneficial ownership of shares as of December 31, 2022. This Schedule 13G/A reported that Royce & Associates, LP had sole voting power over 165,631 shares and sole dispositive power over 165,631 shares. The address for Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of the Company's directors are elected annually.

In connection with the 10-year term limit imposed on non-employee directors under the Company’s Corporate Governance Guidelines (“Guidelines”), Randolph J. Fortener, who has been a non-employee director since 2013, was not nominated by the Board for re-election and will retire from the Board at the Annual Meeting. Pursuant to the Company’s Amended and Restated Code of Regulations and in anticipation of the limitation on Mr. Fortener’s term as a director, on February 23, 2023, the Board: (1) temporarily expanded the size of the Board from seven directors to eight directors, with an automatic return in size to seven directors contemporaneous with the end of Mr. Fortener’s term as a director, and (2) appointed Mark Zinkula as a director to fill the seat created by the temporary increase in the number of directors on the Board.

Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the seven nominees listed below for election, all of whom are current directors, to hold office until the 2024 Annual Meeting of Shareholders and until their respective successors are elected and qualified. If any nominee becomes unable or unwilling to serve between the date of this Proxy Statement and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Majority Voting

In an uncontested election, a nominee must receive more “FOR” votes than “AGAINST” votes to be elected. In addition, pursuant to the Guidelines, any director who fails to obtain the required vote in an uncontested election will be expected to promptly submit their resignation to the Board. The Board will then decide, after considering the Nominating and Governance Committee's recommendation, whether to accept the resignation, decline the resignation, or decline the resignation with conditions. The Board will make any such decision within 90 days following the date of the Annual Meeting at which such uncontested election occurred. Plurality voting will apply to any contested elections.

Director Independence

The Board has determined that each of Richard S. Cooley, James F. Laird, Paula R. Meyer, Nicole R. St. Pierre, L'Quentus Thomas, and Mark Zinkula qualifies as independent under the rules and independence standards of The Nasdaq Stock Market (“Nasdaq”), as well as applicable SEC requirements. The Board has determined that Heather E. Brilliant is not independent due to her status as an executive officer of the Company. There are no family relationships among the Company's directors and executive officers.

The Nominees

The Board has determined that all of the Company's director nominees are qualified to serve as directors of the Company. In addition to their specific business experience listed below, each of the Company's director nominees has the tangible and intangible skills and attributes that the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director, and the character and integrity that the Board expects of the Company's directors. The specific qualifications of each individual nominee are set forth under such nominee's name below.

Heather E. Brilliant, CFA, age 46, was appointed as a director as well as Chief Executive Officer and President ("CEO") of the Company effective September 3, 2019. Ms. Brilliant previously served as Chief Executive Officer, Americas with First State Investments from 2017 until joining the Company. Prior to that role, she spent almost 14 years with Morningstar where she served as Global Head of Equity & Credit Research before advancing to Chief Executive Officer, Morningstar Australasia. Earlier in her career, she held several roles analyzing both credit and equity at firms including Driehaus Capital Management, Coghill Capital Management, and Bank of America.

Ms. Brilliant received her Bachelor's degree from Northwestern University and a Masters of Business Administration ("MBA") from the University of Chicago. Ms. Brilliant also holds the Chartered Financial Analyst ("CFA") designation and is past chair and served as a member of the CFA Institute Board of Governors from 2013-2020.

Ms. Brilliant's qualifications to serve on the Board include her current experience as the Company’s President and CEO, her prior experience as CEO of a division of an investment firm, and her in-depth knowledge of the investment management industry through her more than 20 years of experience as an investment professional and industry executive.

Richard S. Cooley, age 54, has been a director of the Company since 2020, is the Chair of the Audit Committee, and serves on the Nominating and Governance Committee and the Compensation Committee. Mr. Cooley has been determined by the Board to be an audit committee financial expert as defined by the SEC and is a non-executive director. Since 2021, Mr. Cooley has been a full-time Teaching Fellow at the University of Chicago (a private research university), and during the preceding five years, Mr. Cooley primarily and intermittently served as a teaching assistant at the University of Chicago. From 2007 to 2013, Mr. Cooley served as Morningstar, Inc.’s Chief Financial Officer ("CFO"), and was responsible for the firm’s investor relations, financial reporting, corporate finance, tax, corporate communications, and U.S. national sales teams. Prior to becoming CFO, from 2003 to 2007 Mr. Cooley was CEO of Morningstar’s operations in Australia and New Zealand. Mr. Cooley also established Morningstar’s government affairs function.

Mr. Cooley holds a Bachelor of the Arts and Master of the Arts degrees from Illinois State University, a Master of the Arts degree from the University of Chicago, and a Doctor of Philosophy in Political Science from the University of Chicago.

Mr. Cooley's qualifications to serve on the Board include his substantial experience in accounting and financial matters due to serving as CFO of a global, publicly-traded financial services firm, his experience as CEO of a division of a large financial services firm, as well as his experience serving as a board member for numerous for-profit companies.

James F. Laird, age 66, has been a director of the Company since 2011 and Chair of the Board since 2019, and also serves on the Compensation Committee, Audit Committee and Nominating and Governance Committee. Mr. Laird has been determined by the Board to be an audit committee financial expert, as defined by the SEC and is a non-executive director. Mr. Laird served as CFO and Treasurer of the Company from 2001 until his retirement from the Company on December 31, 2014 and served as Secretary of the Company from 2001 to 2017. He also served as President of Diamond Hill Funds from 2001 to 2014. Mr. Laird has over 30 years of experience in the investment management industry.

Mr. Laird received his Bachelor of Science in Accounting from The Ohio State University, is a Certified Public Accountant (inactive), and previously held the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulatory Authority.

Mr. Laird’s qualifications to serve on the Board include his 13 years of experience as CFO of the Company, his in-depth knowledge of, and involvement in, the Company's operations and his more than 30 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Paula R. Meyer, age 68, has been a director of the Company since 2019, is the Chair of the Nominating and Governance Committee, currently serves on the Audit Committee and the Compensation Committee, and is a non-executive director. Since 2007, Ms. Meyer has served as a professional, non-executive director. Prior to 2007, she worked in variety of roles within the investment management industry, most recently serving as President of RiverSource Funds, the proprietary fund complex of Ameriprise Financial, Inc. from 1998 to 2006. She currently serves as a director for Mutual of Omaha Insurance Company and First Command Financial Services, Inc. She also served as a director of the Federal Home Loan Bank of Des Moines from 2007 to 2016 and on the Investment Company Institute's Board of Governors from 2000 to 2006.

Ms. Meyer received her Bachelor of Arts from Luther College, an MBA from the University of Pennsylvania, Wharton School of Business, and is a National Association of Corporate Directors ("NACD") Board Leadership Fellow. She has also been awarded the Certificate in Cybersecurity Oversight from the Software Engineering Institute in association with Carnegie Mellon University (2020)

Ms. Meyer's qualifications to serve on the Board include her more than 40 years of experience consisting of 25 years of executive experience in the financial services and mutual fund industries as well as 15 years of service as a corporate board member on numerous for-profit and non-profit companies.

Nicole R. St. Pierre, age 50, has been a director of the Company since 2019, is the Chair of the Compensation Committee, serves on the Audit Committee and Nominating and Governance Committee, and is a non-executive director. Prior to her retirement, Ms. St. Pierre served in a variety of roles within the Asset Management group at J.P. Morgan from 1994 to 2018, including as Managing Director; Head of Client Services and Business Platform & Americas Regional Lead. Ms. St. Pierre is NACD Directorship Certified®.

Ms. St. Pierre received her Bachelor of Science in Marketing from Rutgers University and an MBA from Fordham University. She has also been awarded the Certificate in Cybersecurity Oversight from the Software Engineering Institute in association with Carnegie Mellon University in 2020.

Ms. St. Pierre's qualifications to serve on the Board include her more than 20 years of experience in the investment management industry.

L'Quentus Thomas, age 48, has been a director of the Company since 2021. Mr. Thomas serves on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Mr. Thomas has been determined by the Board to be an audit committee financial expert as defined by the SEC and is a non-executive director. Since 2021, Mr. Thomas has served as a Senior Managing Director at Stonehenge Capital (a private equity and venture capital investment firm), and currently manages the operations of Stonehenge Community Development, the firm’s community banking subsidiary. Prior to his current role, from 2005 to 2009, Mr. Thomas worked in the firm’s principal investing division, Stonehenge Growth Capital, where he focused on providing debt and equity capital solutions to privately held firms.

Mr. Thomas has served on numerous boards of non-profit organizations, including as a Trustee of Kenyon College. Mr. Thomas earned a Bachelor of Arts degree from Amherst College and a Master of Business Administration from the Stern School of Business at New York University.

Mr. Thomas's qualifications to serve on the Board include his experience in accounting and financial matters, his more than 20 years of experience in the financial services industry, and his experience serving as a board member for numerous non-profit companies.

Mark Zinkula, age 55, was appointed as a director of the Company on February 23, 2023. Mr. Zinkula serves on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Mr. Zinkula has been determined by the Board to be an audit committee financial expert as defined by the SEC and is a non-executive director. Mr. Zinkula served as CEO of Legal & General Investment Management (a European asset manager, "LGIM") from 2011 until his retirement from the company in 2019. Prior to leading LGIM’s global business, Mr. Zinkula was the CEO of LGIM America from 2008 to 2011 and was a Director at LGIM from 2006 to 2008. Prior to joining LGIM America, Mr. Zinkula served in various roles at Aegon Asset Management from 1991 to 2006.

Mr. Zinkula has served on the boards and councils of various industry and non-profit organizations, and currently serves on the board of Smart USA Co. Mr. Zinkula is a CFA charter holder and holds a Bachelor of Arts in Economics from Central College as well as Master in Arts and Masters in Business Administrations degrees from the University of Iowa.

Mr. Zinkula's qualifications to serve on the Board include his experience in investment and financial matters, his experience as CEO of a large financial services firm, his more than 30 years of experience in the financial services industry, and his experience serving as a board member for numerous industry and non-profit organizations.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE LISTED ABOVE TO BE A DIRECTOR OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of five meetings during 2022, and each director attended at least 75% of all applicable Board and committee meetings. Consistent with the Guidelines and the Nasdaq rules, the directors met in executive session at each regularly scheduled Board meeting in 2022. Although the Company does not have a formal policy requiring directors’ attendance at the Annual Meeting, the Guidelines provide that all directors are expected to attend each annual meeting of shareholders. All individuals serving as directors at the time of the 2022 Annual Meeting of Shareholders attended such meeting.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and the Guidelines are available on the Company's website, ir.diamond-hill.com, under the heading “Corporate Governance”.

The Board has adopted a Code of Ethics ("Code") for principal executive and senior financial officers of the Company. The Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely, and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. The Company intends to post amendments to, or waivers from, any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code, if any, in the Corporate Governance section of its website, ir.diamond-hill.com.

The Company also has a Code of Business Conduct and Ethics that is applicable to all of its employees and directors. It is the Company's policy to require all employees to participate annually in continuing education and training related to the Code of Business Conduct and Ethics.

Personal Trading and Hedging Policy

The Company has established a policy prohibiting its employees and directors from purchasing or selling shares of the Company while in possession of material nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

All independent directors serve on the Audit Committee. The Audit Committee met four times during 2022. The Board has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and Nasdaq. The Board also has concluded that each of Mr. Cooley, Mr. Laird, Mr. Thomas, and Mr. Zinkula meet the criteria to be an "audit committee financial expert" as defined by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the retention of the Company's independent registered public accounting firm, including appointing and overseeing the terms of the accounting firm's engagement and its performance, qualifications, and independence, (ii) the quality and integrity of the Company's financial statements, (iii) the Company’s accounting and financial reporting process; (iv) adherence to the Company’s ethics policies, and (v) the Company’s systems for internal accounting and financial controls. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT”.

Compensation Committee

All independent directors serve on the Compensation Committee. The Compensation Committee met three times during 2022. The Board has determined that each of these committee members meets the independence criteria of the SEC and Nasdaq.

The primary purpose of the Compensation Committee is to: (i) review and approve the Company’s executive compensation policies, (ii) evaluate the performance of the Company's executive officers in light of corporate goals and objectives approved by the Compensation Committee, (iii) approve the annual salaries, bonuses, stock grants, and other benefits, direct and indirect, of the Company's executive officers, (iv) make recommendations to the full Board with respect to incentive compensation plans and equity-based plans, (v) appoint and oversee the work of compensation consultants and other advisors, (vi) determine director, committee member, and committee chair compensation for non-employee directors, and (vii) assist the Board with succession planning for the Company's executive officers and directors. The Compensation Committee also administers the Company’s equity compensation plans. The Compensation Committee has delegated to management the ability to make stock grants to non-executive employees within specific parameters to align the interests of the Company's shareholders and its employees and to promote employee retention and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

All independent directors serve on the Nominating and Governance Committee. The Nominating and Governance Committee met five times during 2022. The Board has determined that each of these committee members meets the independence criteria of Nasdaq.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the Nominating and Governance Committee's responsibilities are Board and committee composition, director qualifications, director orientation and education, and Board, committee, and director evaluations. The Nominating and Governance Committee: (i) identifies, evaluates, and nominates Board candidates, (ii) develops and oversees Board leadership succession planning, (iii) reviews compliance with director stock ownership guidelines, and (iv) oversees procedures regarding shareholder nominations and other shareholder communications to the Board. The Nominating and Governance Committee is also responsible for monitoring compliance with, and recommending any changes to, the Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance”.

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2022.

Director (1)	Audit	Compensation	Nominating and Governance
Heather E. Brilliant	—	—	—
Richard S. Cooley	Chair	Member	Member
Randolph J. Fortener	Member	Member	Member
James F. Laird	Member	Member	Member
Paula R. Meyer	Member	Member	Chair
Nicole R. St. Pierre	Member	Chair	Member
L'Quentus Thomas	Member	Member	Member
Number of Meetings in 2022	4	3	5
___________
(1)    Mr. Zinkula is not included in the above table because his appointment to the Board was not effective until February 23, 2023. Following his appointment to the Board, Mark Zinkula was appointed as a member of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of the Company's non-employee directors.

Since 2021, the compensation structure for non-employee directors has included an annual cash award, an annual stock award with a one-year vesting period, and annual chair fees, where applicable. The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of the Company’s non-employee directors.

The Company's non-employee, annual, target director compensation is $155,000, plus applicable fees as provided under the following structure:
•An annual cash payment of $40,000 paid quarterly in arrears in conjunction with quarterly Board meetings;
•An annual stock award with a grant date value of $115,000 to align the interests of the directors with the long-term interests of the Company's shareholders. Grants typically occur concurrent with the annual shareholder meeting and vest one year later;
•An annual cash payment of $30,000 to the the Chair of the Board ("Board Chair");
•An annual cash payment of $15,000 to the chair of the Audit Committee; and
•An annual cash payment of $10,000 to the chair of each of the Compensation Committee and the Nominating and Governance Committee.

Mr. Fortener and Mr. Laird’s term limits conclude in 2023 and 2025, respectively. As such, the Board previously concluded that Mr. Fortener and Mr. Laird would be exceptions to the compensation structure discussed above. Instead, Mr. Fortener and Mr. Laird each receive an annual cash payment of $10,000 paid quarterly in arrears, plus annual chair fees, where applicable, but they do not receive annual stock awards, given the earlier long-term, cliff-vest awards they were granted for their service. In addition, since Mr. Zinkula was appointed to the Board in February 2023 and did not serve on the Board in 2022, he did not receive any director compensation in 2022.

The following table sets forth information regarding the compensation earned by, or paid to, non-employee directors who served on the Board during the fiscal year ended December 31, 2022.

2022 Director Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Heather E. Brilliant	$—	$—	$—
Richard S. Cooley(2)	$83,750	$115,000	$198,750
Randolph J. Fortener	$10,000	$—	$10,000
James F. Laird	$40,000	$—	$40,000
Paula R. Meyer(2)	$78,750	$115,000	$193,750
Nicole St. Pierre(2)	$78,750	$115,000	$193,750
L'Quentus Thomas(2)	$68,750	$115,000	$183,750
_______________
(1)    The above table omits certain columns where no compensation was awarded or earned.
(2)    The amount reflected includes a cash payment of $28,750 in lieu of stock for the first quarter of 2022 due to the decision to issue the annual stock grant after the 2022 annual meeting of shareholders.

Outstanding Stock Grants to Directors

The below table shows the amount of unvested restricted stock awards outstanding to directors as of December 31, 2022 and the service period covered by the grant. All of these awards vest in full at the conclusion of the applicable service period.

Name	Shares Granted	Approximate Service Period	Service Period Covered	Grant-Date Fair Value	Grant Date	Vesting Date
Richard S. Cooley(1)	658	One Year	1/1/22 – 1/1/23	$115,000	4/26/22	4/26/23
Randolph J. Fortener	3,600	Five Years	5/2/18 – 4/30/23	$694,800	5/2/18	4/30/23
James F. Laird	8,000	Ten Years	4/30/15 – 4/30/25	$1,125,760	2/27/15	4/30/25
Paula R. Meyer(1)	658	One Year	1/1/22 – 1/1/23	$115,000	4/26/22	4/26/23
Nicole R. St. Pierre(1)	658	One Year	1/1/22 – 1/1/23	$115,000	4/26/22	4/26/23
L'Quentus Thomas(1)	658	One Year	1/1/22 – 1/1/23	$115,000	4/26/22	4/26/23

_______________
(1)    Concurrent with the 2023 Annual Meeting, each of Mr. Cooley, Ms. Meyer, Ms. St. Pierre, Mr. Thomas, and Mr. Zinkula will receive an annual grant of shares with an approximate fair value of $115,000 that will vest the following year.

Non-Employee Director Stock Ownership and Retention Guidelines

The Guidelines prohibit shares granted to the non-employee directors as compensation from being sold while the director remains on the Board, except for sales of shares in an amount necessary to pay taxes due upon vesting. Therefore, aside from this exception, the Company expects each non-employee director to hold all of the shares granted to them as compensation for their service for their entire term of service on the Board. Additionally, the Guidelines require that, within three years of being appointed to the Board, each non-employee director must hold Company shares having a value of at least $200,000 at cost as of the date of acquisition. Vested and unvested restricted stock is included when determining each non-employee director’s compliance with the Guidelines.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general responsibility for the assessment and recruitment of new director candidates, evaluation of director and Board performance, and oversight of the Company's governance matters. The Nominating and Governance Committee has adopted the Guidelines and reviews them annually. The most current version of the Guidelines is available on the Company's website, ir.diamond-hill.com, under “Corporate Governance”.

Board Leadership and Composition

As part of ensuring a strong governance and oversight structure, the Guidelines provide that the Board Chair and CEO roles must be separate and occupied by different people. The Board Chair calls Board meetings, approves Board meeting agendas and schedules, chairs all executive sessions of the Board, acts as the liaison between the directors and management, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board.

Currently, six of the Company's seven director nominees qualify as independent under Nasdaq listing standards, with Ms. Brilliant, the CEO, being the only non-independent director. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are all comprised entirely of independent directors.

In 2021, Nasdaq amended its listing rules to encourage diverse board composition and require disclosure of specified diversity metrics, subject to certain exceptions and transition periods (the “Diversity Rule”). In accordance with the Diversity Rule, the diversity statistics of the eight current members of the Board, including the seven director nominees are below. Each of the categories listed in the below table has the meaning as it is used in the Nasdaq rules and related guidance and instructions.

Board Diversity Matrix (As of March 13, 2023)
Board Size:
Total Number of Directors	8
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0
Part II: Demographic Background
African American or Black	0	1	0
Alaskan Native or Native American	0	0	0
Asian	0	0	0
Hispanic or Latinx	0	0	0
Native Hawaiian or Pacific Islander	0	0	0
White	3	4	0
Two or More Races or Ethnicities	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Overall, the Board believes that the Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Guidelines set 10-year term limits for each non-employee director, provided that, notwithstanding that limitation, a director may be re-elected if: (1) such person is currently the Board Chair, and has not served as Board Chair for five consecutive years, or (2) the Board in its discretion agrees to allow such person to be eligible for re-election for an additional year. The Board has not made any exceptions to the term limits for non-employee directors during the last five years, and Mr. Fortener’s service as a director will conclude at the Annual Meeting as a result of this corporate governance policy.

Board Role in Risk Oversight

The Board’s role in the Company's risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including client investment results, and operational, financial, legal, regulatory information security, and strategic risks. The Audit Committee is responsible for overseeing risks relating to the Company's accounting matters, financial reporting, and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks related to employment policies and the Company's compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that the Company's compensation policies pose to its finances and its relationship with employees.

The Board believes that its current leadership structure supports the risk oversight function of the Board. In addition to providing a strong governance structure, having the roles of Board Chair and CEO filled by separate individuals allows the CEO to lead senior management in its supervision of the Company’s day-to-day business operations, including the identification, assessment, and mitigation of material risks, and allows the Board Chair to lead the Board in its oversight of the Company’s risk assessment and risk management activities.

Director Orientation and Continuing Education and Development

When a new non-employee director joins the Board, the Company provides a formal orientation program to provide the new director with an understanding of the Company's operations and financial condition. In addition, each director is expected to maintain the necessary level of expertise to perform their responsibilities as a director. To assist the directors in maintaining such level of expertise, the Company may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment in which the Company operates and the Company’s goals and strategies. Additionally, each director is expected to participate, at the Company’s cost, in at least one continuing education program annually.
Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this Proxy Statement currently, and will continue to, constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the composition of the Board and whether changes should be made or additional directors should be added.

The Nominating and Governance Committee supervises the nomination process for directors. In selecting nominees, the Nominating and Governance Committee considers, as applicable, independence, judgment, skills, diversity, character, community involvement, financial expertise, business experience, experience with similarly-sized companies and with publicly-traded companies, experience and skills relative to other Board members, ability to meet long-term interests of the Company and its shareholders, and any additional criteria deemed appropriate by the Nominating and Governance Committee. In the event of a vacancy, including upon an increase in the number of directors, the Nominating and Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates to fill such vacancy. When identifying potential director nominees, the Nominating and Governance Committee considers diversity among the various factors relevant to any particular nominee and the overall needs of the Board.

The Nominating and Governance Committee identifies potential candidates for the Board principally through suggestions from directors and senior management and will also consider recommendations from shareholders. The Nominating and Governance Committee may also seek candidates through informal discussions with other third parties.

Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. While the Nominating and Governance Committee has not historically retained a search firm to help identify director candidates, in addition to identifying potential candidates from the sources identified above, in 2022, the Nominating and Governance Committee engaged a search firm to assist with its most recent director search search that resulted in Mr. Zinkula’s appointment to the Board on February 23, 2023.

Generally, the Nominating and Governance Committee will identify potential candidates who at a minimum:

•Demonstrate strong character and integrity;
•Have sufficient time to carry out their duties;
•Have relevant experience in areas of expertise helpful to the Company; and
•Have the ability to meet the expectations of a director of the Company as set forth in the Guidelines.

In addition, candidates expected to serve on the various Board committees must meet applicable independence and financial literacy qualifications required by Nasdaq, the SEC, and other applicable laws and regulations. The evaluation process of potential candidates also includes personal interviews and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company's shareholders. All of the Company's directors serve for one-year terms and must stand for re-election annually.

All director candidates recommended by shareholders are evaluated using the same criteria as individuals nominated by the Board, the Nominating and Governance Committee, management, and other sources. Shareholder recommendations for Board candidates should be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and include the candidate’s name, home, and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, evidence of the recommending person’s ownership of the Company's common shares, and any other information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. There has been no transaction since the beginning of fiscal 2022, and there is no currently proposed transaction, in which the Company was or is to be a participant that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Company has no formal, written policies or procedures for the review, approval, or ratification of any transaction required to be reported under Item 404(a) of Regulation S-K, because, in the last 10 years, the Company has only been a party to one transaction that was required to be considered under Item 404(a). The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404(a) of Regulation S-K. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2022 were Mr. Cooley, Mr. Fortener, Mr. Laird, Ms. Meyer, Ms. St. Pierre, and Mr. Thomas. No director who served on the Compensation Committee during 2022 currently is, or during 2022 was, an officer or employee of the Company. Mr. Laird served as the Company’s CFO until his retirement in 2014. No member of the Compensation Committee has, or had any relationship during 2022, requiring disclosure by the Company under Item 404(a) of Regulation S-K. During 2022, none of the Company's executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Executive Officers

During 2022, Ms. Brilliant, and Mr. Line were the Company’s executive officers. Ms. Brilliant's business experience and qualifications are described above under the heading "Proposal 1 - Election of Directors, The Nominees", and Mr. Line's business experience and qualifications are described below. Each executive officer devotes their full time and effort to the affairs of the Company.

Thomas E. Line, age 55, has served as the CFO and Treasurer of the Company since 2015 and is currently the President of the Diamond Hill Funds. Previously, Mr. Line served as an Independent Trustee and Chair for Diamond Hill Funds from 2005 to 2014. From 2012 to 2014, Mr. Line was Chief Operating Officer for Lancaster Pollard & Company. Mr. Line was Managing Director and Chief Financial Officer for Red Capital Group from 2005 to 2012 and was Vice President and Treasurer from 2004 to 2005. From 1989 to 2004, Mr. Line held various positions in the financial services industry, including seven years in various roles at KPMG. Mr. Line has over 30 years of experience in the investment management industry.

Mr. Line has a Bachelor of Science in Accounting from Wake Forest University and is a Certified Public Accountant (inactive).

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management. Based on that review and discussion, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

Richard S. Cooley
Randolph J. Fortener
James F. Laird
Paula R. Meyer
Nicole R. St. Pierre, Chair
L'Quentus Thomas
Mark Zinkula

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, the Company:

•Describes its compensation program objectives and how compensation for its NEOs is determined; and
•Explains the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals, each of who is an NEO:

•Ms. Brilliant, who served as the CEO and President in 2022; and
•Mr. Line, who served as the CFO and Treasurer in 2022.

Background

In the investment management industry, human capital is the most important resource. Attracting and retaining talent is a sustainable competitive advantage that allows the Company to deliver on its purpose and vision. The Company has been able to attract and retain high-quality employees due to:

•Its client-centric culture, which is emphasized through its alignment of interest, ensures that the Company only succeeds when its clients succeed, including:
◦Significant employee ownership in all of the Company's investment strategies;
◦Incentives that align with long-term investment results; and
◦Capacity discipline that protects the Company's ability to add value;
•Its investment teams share a core set of investment principles focused on long-term, fundamental investing;
•Its corporate values of curiosity, ownership, trust, and respect guide the Company's behaviors and support an inclusive workplace culture; and
•The nationally-competitive compensation and benefits that the Company offers to its employees.

Competitive compensation and benefits are fundamental to sustain a business dependent on talented employees. Achieving profitability while retaining high-quality talent requires balancing the economics between the Company's operating profit margin and compensating employees for their contributions.

At the 2022 Annual Meeting of Shareholders, the Company's shareholders voted upon, and by 97% of the votes cast on the matter approved, an advisory resolution to approve the compensation of the NEOs. The Compensation Committee believes that the results of the advisory vote on executive compensation support the Company's compensation practices and the Compensation Committee's overall judgment related to those executive compensation practices.

Compensation Program Objectives

Since the Company's founding, aligning its interests directly with the clients it serves has been imperative. Inherent in this alignment is a passion for excellence, and the Company is focused on exceeding client expectations. To achieve this vision, it is important that the Company's compensation philosophy attracts, retains, and motivates employees who embody its values, act like owners, and advocate for client outcomes.

The Company maintains a long-term approach to managing its business and aims to invest in its employees throughout their careers. It believes employees should be paid competitively and fairly for their contributions and has confidence that it is investing in them for the long term.

The Company's employees receive a base salary and benefits, and participate in an annual performance incentive program. The Company is committed to ensuring that its shareholders’ and employees’ interests align by giving each permanent employee a new hire equity grant to inspire an ownership mentality from their first day of employment. These new hire grants cliff vest after five years to promote long-term employee ownership and employee retention. Employees have further opportunities to grow their ownership stake through the Company's Employee Stock Purchase Plan, by electing to receive their 401(k) match in company stock and, for certain roles, eligibility to receive additional shares of restricted stock through the Company's long-term equity incentive ("LTI") program.

Performance-Focused Incentives

The Company's primary business objective is to meet its fiduciary duty to clients. Specifically, its focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank above the peer group median for similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. The Board believes that if the Company meets its primary business objective, it will ultimately drive long-term value for the Company’s shareholders.

Consistent with the Company’s desire to have the majority of total compensation paid to its NEOs at risk in the form of incentive compensation, a significant majority of total NEO compensation is paid in the form of either cash bonuses and/or equity grants.

Long-Term Incentives – Restricted Stock Grants with Three-Year Graded Vesting

In 2021, the Company began making restricted stock award grants under its LTI program. Under the LTI program, each restricted stock award is made after the end of the year to which it relates and is subject to a three-year vesting schedule with one-third of the award vesting each year. This program makes up part of the total compensation for certain roles, including the NEOs. This program is designed to encourage long-term thinking for the NEOs and other employees who have a significant impact on client outcomes and future business results.

Compensation Setting Process

Role of the Compensation Committee. The primary purpose of the Compensation Committee is to oversee and assist the Board in the discharge of its responsibilities relating to succession planning for, and compensation programs of, the Company’s executive officers and directors, including executive compensation, compensation deferral plans, stock incentive and option plans, performance incentive award programs, fringe benefit plans, other employee plans and executive employment contracts. The Compensation Committee is specifically required to fulfill certain duties and responsibilities including, but not limited to:

•Conduct an annual performance review of the CEO, review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO's performance in light thereof, and consider other factors related to the performance of the Company in determining the CEO’s compensation;
•Review the CEO’s recommendations and approve the salary, bonus, ownership incentives, and other significant benefits and arrangements provided for the CFO;
•Review and recommend to the Board the compensation for directors, including committee and committee chair fees and other compensation as appropriate;
•With respect to employee retirement plans and employee benefit plans (i.e., medical, life insurance, etc.), evaluate on a periodic basis the competitiveness of the Company's benefit plans and recommend necessary amendments to the extent permitted by law and subject to the terms of the benefit plans;

•Review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries;
•Evaluate whether the Company’s compensation policies, plans, and practices are reasonably designed in coordination with the Company’s risk oversight policies are reasonably designed so as not to create incentives for unnecessary or excessive risk taking; and
•Oversee management’s engagement and communications with shareholders and proxy advisory firms on executive compensation matters, including with respect to shareholder votes on executive compensation.

Role of Management. The Company’s CEO evaluates the CFO as part of the annual review process and makes recommendations to the Compensation Committee regarding all elements of CFO compensation. The CEO may propose changes to the CFO's compensation based on the CFO's performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the business results of the Company. At the Compensation Committee’s request, management attends Compensation Committee meetings to provide general employee compensation and other information to the Compensation Committee, including information regarding the design, implementation, and administration of the Company's compensation plans. The Compensation Committee also meets in executive sessions without the presence of any executive officer whose compensation the Compensation Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation. The Compensation Committee’s charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. The Committee periodically obtains an asset management industry pay analysis prepared by McLagan or another compensation specialist focusing on the asset management industry. This analysis provides the Compensation Committee with a general overview of compensation trends in the asset management industry. The Compensation Committee does not define a specific peer group but, instead, takes a broad view of the analysis across the industry, including the types and amounts of compensation paid generally by the companies surveyed. The Compensation Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey. The Compensation Committee sets compensation that it believes to be both competitive and based on the executive’s value to the Company. This analysis is just one of many factors that the Compensation Committee considers when determining executive compensation. Management and the Compensation Committee believe this broad view of the analysis is appropriate because the Company competes with both public and private asset management firms, regardless of their size, location, or scope of operations.

Elements of Compensation

The following table sets forth the total compensation for the Company's NEOs for each of the past three years, as determined by the Compensation Committee. The Compensation Committee believes it is important to align the interests of the NEOs with those of shareholders, appropriately balance short and long-term incentives, and appropriately balance the mix of cash and equity-based compensation.

				Incentive Paid or Granted in the First Quarter Following Each Calendar Year
Name and Principal Position	Year	Compensation Committee Action Date	Salary	Cash Bonus	Fully Vested Stock Award	LTI Stock Award (graded vesting)	Total Incentive	Total Salary & Incentive
Heather E. Brilliant	2022	January 2023	$400,000	$1,900,000	—	$750,000	$2,650,000	$3,050,000
Chief Executive Officer	2021	January 2022	$400,000	$1,400,000	$900,000	$750,000	$3,050,000	$3,450,000
and President	2020	January 2021	$400,000	$600,000	$1,000,000	$300,000	$1,900,000	$2,300,000

Thomas E. Line	2022	January 2023	$250,000	$625,000	—	$250,000	$875,000	$1,125,000
Chief Financial Officer	2021	January 2022	$250,000	$750,000	—	$350,000	$1,100,000	$1,350,000
and Treasurer	2020	January 2021	$250,000	$450,000	—	$250,000	$700,000	$950,000

Base Salary. Base salaries for the NEOs are designed to compensate knowledge and experience and are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by: (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at other companies within the investment management industry. Based on these criteria, the Compensation Committee set Ms. Brilliant's base salary at $400,000 and Mr. Line's base salary at $250,000.

Annual Incentive Compensation. When determining incentive awards, the Compensation Committee evaluates NEO performance on many factors, including but not limited to the following:
•Long-term investment performance delivered for the Company’s clients;
•Company financial performance including adjusted net operating income, adjusted operating margin and adjusted diluted earnings per share; and
•Individual CEO performance including:
◦Achievement of individual goals reviewed with the Compensation Committee at the beginning of each year;
◦Overall leadership and people management;
◦Continued focus on corporate culture; and
◦Progress on the long-term strategic goals of the Company.

The Compensation Committee believes that it is important to place emphasis on progress towards the achievement of long-term goals rather than overly relying on short-term financial metrics that can be subject to market conditions or other factors outside our control.

Under her employment agreement, Ms. Brilliant is entitled to receive an annual incentive award (“Incentive Award”) with a target fair market value equal to $1,750,000, and subject to a minimum Incentive Award of at least $600,000. The Incentive Award may be paid in cash, vested Company shares, or a combination of cash and vested shares as determined at the discretion of the Compensation Committee, except that at least 40% of any Incentive Award must be paid in cash.

As part of Ms. Brilliant’s 2022 compensation, the Compensation Committee awarded to her a discretionary cash Incentive Award of $1,900,000, to compensate her for her performance and overall contributions to the Company during the year. In determining the composition of Ms. Brilliant’s 2022 Incentive Award, the Compensation Committee considered the Company’s ownership guidelines for NEOs, Ms. Brilliant’s overall ownership level, and the compensation structure for Company employees. The Compensation Committee believes that having discretion on the amount and composition of the Incentive Award (subject to the minimum) provided the Compensation Committee with the flexibility to consider all aspects of Ms. Brilliant’s performance and her contributions to the Company as CEO and President.

As part of Mr. Line’s 2022 compensation, the Compensation Committee awarded him a discretionary cash Incentive Award of $625,000 to compensate him for his performance and overall contributions to the Company during 2022. In determining the amount of Mr. Line's 2022 Incentive Award, the Compensation Committee considered the Company’s overall operating results for 2022, contributions by Mr. Line that were not reflected in the Company's operating results, and the compensation structure for Company employees.

Long-Term Equity Incentive Compensation. The Compensation Committee believes that awarding restricted stock under the Company's LTI program ("LTI Award) strongly aligns the NEOs’ long-term interests with the interests of the Company and its shareholders. In determining the amount and composition of a NEO’s LTI Award, the Compensation Committee considers the NEOs’ contributions to and future impact on the Company, the total compensation of the NEOs, industry practices related to the pay mix of cash versus stock,and the compensation structure of the Company’s employees.

Consistent with the practice of the Compensation Committee during the prior two years, in February 2023, the Compensation Committee evaluated the performance of the Company and each NEO in 2022 and granted the NEOs with LTI Awards that vest one-third per year on each April 1 from 2024 through 2026. The grant date fair value of the LTI Awards was $750,000 for Ms. Brilliant and $250,000 for Mr. Line. In February 2022, the Compensation Committee evaluated the performance of the Company and each NEO in 2021 and granted the NEOs with LTI Awards that vest one-third per year on each April 1 from 2023 through 2025. The grant date fair value of the LTI Awards was $750,000 for Ms. Brilliant and $350,000 for Mr. Line. The LTI Awards granted in 2023 and 2022 were not based on any pre-established performance goals.

Pursuant to the SEC’s rules for disclosing the LTI Awards in the Summary Compensation Table (“SCT”) that follows this Compensation Discussion and Analysis, the Company is required to report these LTI Awards in the year in which they are granted. Accordingly, the LTI Awards for 2022 (granted in February 2023) are not included in the SCT, and the LTI Awards for 2021 (granted in February 2022) are included in each NEO’s 2022 compensation in the Stock Awards column.

Retirement Plan Benefits. The Company provides retirement benefits to its NEOs through the 401(k) Plan. Each NEO is entitled to participate in the 401(k) Plan on the same terms and conditions as all other employees. The 401(k) Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Deferred Compensation Plans. The Company has two Deferred Compensation Plans: the Diamond Hill Fixed Term Deferred Compensation Plan and the Diamond Hill Variable Term Deferred Compensation Plan (together, the “Deferred Compensation Plans”). Each NEO is eligible to participate in one of the Deferred Compensation Plans, along with other employees of the Company. The terms and conditions of the Deferred Compensation Plans are described in more detail under the heading “Pension Plans and Non-Qualified Deferred Compensation” below.

Other Benefits and Perquisites. The Company does not provide supplemental retirement plan benefits to its NEOs. As a general rule, it does not provide any perquisites or other personal benefits to its NEOs that are not offered on an equal basis to all other employees. The Company's NEOs are entitled to participate in benefit programs that entitle them to the same medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post-Employment Payments. Ms. Brilliant has an employment agreement, which provides for payments upon termination of employment. More information on Ms. Brilliant's employment agreement and termination payments thereunder is set forth under the heading "Employment Agreements and Change in Control Benefits".

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company's compensation programs, the Compensation Committee considers how the Company's current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Compensation Committee reviews the Company's compensation policies, and particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considers risk mitigating factors, including but not limited to, the following:

•The Company's current compensation programs consider an appropriate base to incentive compensation ratio;
•The portfolio managers have meaningful ownership in the strategies they manage;
•The Company pays a portion of incentive compensation in the form of long-term equity-based awards;
•The Compensation Committee has discretionary authority to adjust annual incentive awards for NEOs, subject to stated terms and conditions;
•The Company has internal controls over financial reporting and other financial, operational and compliance policies and practices; and
•The Company ensures that base salaries are consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Compensation Committee has concluded that the Company's compensation policies and practices for its employees are reasonably designed to not have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Compensation Committee, the Board has adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all employees, including the NEOs. Under the policy, the Company may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the policy, in three general situations:

•If there was an erroneous miscalculation of the previously determined incentive pool such that one or more employee’s incentive compensation awards is too large (or too small), then any overpayment made (or underpayment resulting, as applicable) to any employee may, in the sole discretion of the Compensation Committee and the Board, be required to be returned to the Company, or, in the case of any underpayment, an additional payment may be made to any affected employee;
•If an employee engages in fraud or misconduct that contributes to the need for a financial restatement, or violates any law or regulation or any policy or procedure of the Company, then in the Board’s sole discretion, the Company may recover, and the employee will forfeit and/or repay, all or a portion of the employee’s incentive compensation awards for the relevant period; and
•If the Company’s previously issued financial statements are restated as a result of error, omission, fraud or non-compliance with financial reporting requirements, then the Compensation Committee and the Board may, in their sole discretion, determine whether to recover all or a portion of an employee’s (or former employee’s) incentive award, or otherwise adjust an incentive award made to, one or more employees (or former employees).

The policy is intended to provide enhanced safeguards against certain types of employee misconduct and provide enhanced protection to, and alignment with, shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each as amended. The Company anticipates updating the policy once Nasdaq has adopted new compensation recovery listing standards, which are anticipated later in 2023.

Executive Officer Stock Ownership and Retention Guidelines

Through the Guidelines, the Board has adopted stock ownership and retention guidelines for the Company's executive officers to further align their interests with those of shareholders. Under the Guidelines, each executive officer is expected to reach a specified target ownership level within three years after assuming their position. For purposes of calculating the value of Company shares held, vested and unvested restricted stock and restricted stock units are counted, but unexercised stock options do not count. Shares held are measured at the greater of cost or market value.

The below table provides the target ownership level reflected in the Guidelines and actual shares owned as of December 31, 2022. Each NEO currently holds shares well in excess of the amounts required under the Guidelines.

Name	Title	Target Ownership Level	Target Number of Shares (1)	Number of Shares Owned (2)	Ownership Guideline Met
Heather E. Brilliant	CEO and President	5x Salary	10,810	38,223	Yes
Thomas E. Line	Chief Financial Officer	3x Salary	4,054	19,556	Yes
_______________
(1)    This target is based on a per share price of $185.02, which was the closing price of the Company's common shares on December 31, 2022, and the respective base salaries of the NEOs as of that date.
(2)    This number includes any unvested restricted stock and any shares held in the 401(k) Plan.

Summary Compensation Table

The following table sets forth the total compensation paid to, or earned by, the Company's NEOs for services rendered in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)		All Other Compensation(9)	Total(10)
Heather E. Brilliant	2022	$400,000	$1,900,000	$1,650,000	(3)	$49,171	$3,999,171
Chief Executive Officer	2021	$400,000	$1,400,000	$1,300,000	(4)	$47,029	$3,147,029
and President	2020	$400,000	$600,000	$380,000	(5)	$45,774	$1,425,774

Thomas E. Line	2022	$250,000	$625,000	$350,000	(6)	$43,100	$1,268,100
Chief Financial Officer	2021	$250,000	$750,000	$250,000	(7)	$43,100	$1,293,100
and Treasurer	2020	$250,000	$450,000	$300,000	(8)	$43,100	$1,043,100
___________________________________
(1)    The amounts reported represent discretionary cash bonuses awarded as part of the named executive officer’s annual Incentive Award for the year in which each amount is reported. These discretionary cash bonuses were paid in the first quarter of the year following the year for which they were awarded, and were not based upon any pre-established performance goals.
(2) The amounts reported represent discretionary stock bonus awards and LTI Awards (i.e., restricted stock). The restricted stock is calculated in accordance with ASC 718. With respect to LTI Awards, these amounts do not represent the actual amounts that will be realized by the NEOs with respect to such awards upon vesting, if at all. The grant date fair value of the restricted stock was determined by multiplying the closing price of the Company’s common stock on Nasdaq on the date of grant by the number of shares granted. Assumptions used in the calculation of these amounts are included in Note [7] to the Company’s audited consolidated financial statements in the Form 10-K.
(3)    The amount reported includes a discretionary stock bonus award granted to Ms. Brilliant in February 2022, as part of her Incentive Award for 2021, with a grant date fair value of $900,000 (2,743 common shares, net of tax withholding), which immediately vested upon grant. This discretionary stock bonus award was previously reported in the Stock Award column for 2021; see footnote 10 below for additional information. The amount reported also includes an LTI Award granted to Ms. Brilliant in February 2022, as part of her long-term incentive compensation for 2021, with a grant date fair value of $750,000 (4,244 shares). As long as Ms. Brilliant remains employed by the Company, the LTI Award will vest ratably on an annual basis over a three-year period beginning April 1, 2022. The compensation awarded to Ms. Brilliant for 2022 includes an LTI Award granted in February 2023, with a grant date fair value of $750,000, which comprises the entirety of her equity awards for the 2022 and, pursuant to SEC disclosure rules, will be reported as a Stock Award in 2023 in the Company’s next annual proxy statement.

(4)    The amount reported includes a discretionary stock bonus award granted to Ms. Brilliant in February 2021, as part of her Incentive Award for 2020, with a grant date fair value of $1,000,000 (3,681 common shares, net of tax withholding), which immediately vested upon grant. This discretionary stock bonus award was previously reported in the Stock Award column for 2020; see footnote 10 below for additional information. The amount reported also includes an LTI Award granted to Ms. Brilliant in February 2021, as part of her long-term incentive compensation for 2020, with a grant date fair value of $300,000 (1,923 shares). As long as Ms. Brilliant remains employed by the Company, the LTI Award will vest ratably on an annual basis over a three-year period beginning April 1, 2021.
(5)    The amount reported includes a discretionary stock bonus award granted to Ms. Brilliant in February 2020, as part of her Incentive Award for her pro-rated service beginning September 2019, with a grant date fair value of $380,000 (1,388 common shares, net of tax withholding), which immediately vested upon grant. This discretionary stock bonus award was previously reported in the Stock Award column for 2019; see footnote 10 below for additional information.
(6)    The amount reported represents an LTI Award granted to Mr. Line in February 2022 as part of his long-term incentive compensation for 2021, with a grant date fair value of $350,000 (1,981 shares). As long as Mr. Line remains employed by the Company, the restricted stock will vest ratably on an annual basis over a three-year period beginning April 1, 2022. The compensation awarded to Mr. Line for 2022 includes an LTI Award granted in February 2023, with a grant date fair value of $250,000 and, pursuant to SEC disclosure rules, will be reported as a Stock Award in 2023 in the Company’s next annual proxy statement.
(7)    The amount reported represents an LTI Award granted to Mr. Line in February 2021 as part of his long-term incentive compensation for 2020, with a grant date fair value of $250,000 (1,603 shares). As long as Mr. Line remains employed by the Company, the restricted stock will vest ratably on an annual basis over a three-year period beginning April 1, 2021.
(8)    The amount reported includes a discretionary stock bonus award granted to Mr. Line in February 2020, as part of his Incentive Award for 2019, with a grant date fair value of $300,000 (1,082 common shares, net of tax withholding), which immediately vested upon grant. This discretionary stock bonus award was previously reported in the Stock Award column for 2019; see footnote 10 below for additional information.
(9)    The following items are included in the “All Other Compensation” column:

Name	Year	Contributions to 401k Plan(1)	Contributions to Health Savings Account(1)	Total
Heather E. Brilliant	2022	$43,571	$5,600	$49,171
	2021	$41,429	$5,600	$47,029
	2020	$40,174	$5,600	$45,774

Thomas E. Line	2022	$37,500	$5,600	$43,100
	2021	$37,500	$5,600	$43,100
	2020	$37,500	$5,600	$43,100
(1)    Company contributions to the 401(k) Plan and employee health savings accounts are offered to all employees of the Company and its affiliates.

(10) The Total compensation reported in this Summary Compensation Table for Ms. Brilliant in 2020 and 2021 and for Mr. Line in 2020 adjusts the corresponding amounts reported in the Company’s annual proxy statements filed in the prior two years. As previously reported, the Company included the grant date fair value of each discretionary stock bonus award as a Stock Award in the year for which the stock bonus award was made. In this Proxy Statement, the Company has, in accordance with SEC disclosure rules regarding the timing of reporting Stock Awards, moved the grant date fair value of each discretionary stock bonus award to the year in which the stock bonus award was actually granted (i.e., an award that was made for 2021 performance was granted in the first quarter of 2022 and now appears as a Stock Award in 2022).

Grants of Plan-Based Awards for 2022

The following table sets forth information regarding the awards granted to each NEO during the year ended December 31, 2022 under the Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan (the "2014 Plan").

Name	Grant Date	Compensation Committee Action Date(1)	# of Shares		Grant Date Fair Value of Stock Award
Heather E. Brilliant	02/18/2022	01/26/2022	4,244	(2)	$750,000
	02/11/2022	01/26/2022	2,743	(3)	$900,000
Thomas E. Line	02/18/2022	01/26/2022	1,981	(2)	$350,000
____________________
(1)    The Compensation Committee Action Date represents the date on which the Compensation Committee authorized the award.
(2)     The Compensation Committee granted the above awards to Ms. Brilliant and Mr. Line pursuant to the 2014 Plan. These awards are intended to represent a portion of their total compensation. The shares granted to Ms. Brilliant and Mr. Line on February 18, 2022 were unvested and will vest over a three-year period beginning on April 1, 2023.
(3)    The amount reported includes Ms. Brilliant's discretionary stock bonus award of 2,743 common shares, net of tax withholding, The shares granted to Ms. Brilliant on February 11, 2022 were fully vested upon issuance.

Outstanding Equity Awards at December 31, 2022

The following table summarizes all outstanding equity awards held by the Company’s NEOs as of December 31, 2022.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
Heather E. Brilliant	27,233	$5,038,650
Thomas E. Line	11,039	$2,042,436
_______________
(1)    These shares represent grants of restricted shares to Ms. Brilliant and Mr. Line pursuant to the 2014 Plan. Subject to their continued employment with the Company: (a) Ms. Brilliant received 21,719 restricted shares upon hire that will vest on October 1, 2024, (b) In 2019, Mr. Line received a cliff-vest grant of 8,000 restricted shares that will vest on January 1, 2024, (c) Ms. Brilliant’s restricted shares granted under the LTI program will vest on April 1, 2023 (2,078 shares), April 1, 2024 (2,035 shares) and April 1, 2025 (1,401 shares), and (d) Mr. Line’s restricted shares granted under the LTI program will vest on April 1, 2023 (1,203 shares), April 1, 2024 (1,182 shares) and April 1, 2025 (654 shares).
(2)    The amount in this column represents the value of the awards shown, calculated as the product of the number of restricted shares underlying the award multiplied by $185.02, the closing market price of the Company’s common shares as of December 31, 2022.

Option Exercises and Stock Vested in 2022

No options have been granted to the NEOs. The following table sets forth information with respect to the stock awards held by the Company's NEOs that vested in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Heather E. Brilliant (1)	653	$122,307
Thomas E. Line (2)	545	$102,079
(1)    These shares relate to the discretionary vested stock bonus of 2,743 shares, net of tax withholding, that the Compensation Committee granted to Ms. Brilliant on February 11, 2022 as part of her 2021 Incentive Award, and the vesting of 653 shares previously granted under the LTI program.
(2)    These shares relate to the vesting of shares previously granted to Mr. Line under the LTI program.

Pension Plans and Non-Qualified Deferred Compensation

The Company does not maintain any pension plans for NEOs or other employees. The Company offers to its NEOs and all other employees the opportunity to participate in one of the two Deferred Compensation Plans.

Deferrals of Incentive Compensation.

Pursuant to the Deferred Compensation Plans, participants may elect to defer up to 50% of the vested stock portion of their annual incentive compensation and up to 100% of the cash portion of their annual incentive compensation for a plan year (the calendar year). Generally, the participant must submit a deferral election by December 31 of the year before the services are to be performed. After the applicable deadline, a deferral election is irrevocable for that plan year, except under circumstances set forth in the Deferred Compensation Plans.

Neither NEO contributed to the Deferred Compensation Plans, and neither NEO had a balance under such plans as of December 31, 2022.

Potential Payments upon Termination or Change-in-Control

Overview

The Company currently has an employment agreement with Ms. Brilliant. A description of the agreement is set forth below. The Company is not a party to an employment agreement with any other employee, including Mr. Line, and is not obligated to provide change in control benefits to any employee other than Ms. Brilliant. In the sections below, the Company describes the material terms of the employment agreement with Ms. Brilliant, and sets forth the payments that would have been received by Ms. Brilliant (or her beneficiaries, as applicable) upon a change in control of the Company or in the event her employment with the Company terminated on December 31, 2022 under various hypothetical scenarios.

Employment Agreement with CEO

On October 26, 2021, the Company entered into an employment agreement with Ms. Brilliant to align Ms. Brilliant’s compensation more closely with the Company’s employee compensation program changes that were approved in 2020. The agreement will expire on December 31, 2026, but will automatically renew for one-year periods unless the Company or Ms. Brilliant provides advance notice that it will not be renewed. The agreement superseded and replaced the employment agreement entered into between the Company and Ms. Brilliant dated July 5, 2019 (the "Initial Agreement").

The agreement provides for an annual base salary of $400,000, which may be increased (but not reduced) by the Board annually. Ms. Brilliant also receives reimbursement for certain travel and other expenses, insurance, and fringe benefits at the levels available to all of the Company’s employees. As long as she remains employed with the Company, Ms. Brilliant will be eligible to receive: (i) an annual Incentive Award, with a target fair market value equal to $1,750,000, and a minimum of at least $600,000, and (ii) an annual LTI Award with a target fair market value equal to $600,000 for each calendar year prior to the full vesting of the initial five-year cliff-vested award of restricted stock on October 1, 2024 that was granted to

Ms. Brilliant under the Initial Agreement (“Initial Equity Award”) and a target annual LTI Award of $1,200,000 thereafter. The Board retains complete flexibility to pay meaningfully more or less than these target amounts.

The Incentive Awards and LTI Awards will be determined based upon Ms. Brilliant’s satisfaction of certain performance criteria established by the Board and eligibility requirements under the Company’s Equity and Cash Incentive Plan in effect at that time. The Incentive Awards will also be subject to the Company’s performance during the relevant calendar year. Any such Incentive Award may be paid in cash, Company stock, or a combination thereof, except that at least 40% of any Incentive Award must be paid in cash. The agreement also contains customary non-competition, non-solicitation, confidentiality, and non-disparagement covenants that apply during the term of the agreement and for one year following termination of Ms. Brilliant’s employment with the Company.

If the Company terminates Ms. Brilliant’s employment without "Cause", she would be entitled to the following payments, which are quantified to reflect the amounts she would have received had her employment been terminated at December 31, 2022:

1.Her accrued but unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2022);
2.Payments, if any, under other benefit plans and programs in effect at the time ($0 at December 31, 2022; the Company has no benefit plans that would result in payments upon termination);
3.Any Incentive Award for a completed year that has not yet been paid as of the date of termination ($1,900,000 at December 31, 2022);
4.Any LTI Award and/or Initial Equity Award for a completed year that has been granted but not yet vested ($$5,038,650 at December 31, 2022;
5.A lump sum payment equal to her base salary in effect at the date of termination ($400,000 at December 31, 2022);
6.A lump sum payment equal to the amount of the Incentive Award made to Ms. Brilliant for the calendar year preceding termination of employment, prorated for the number of days during the calendar year in which the termination of employment occurs ($2,300,000 at December 31, 2022); and
7.A single lump sum payment equal to the fair market value of the portion of any LTI Award that would have vested for the calendar year in which termination of employment occurs ($120,818 at December 31, 2022).

Under the agreement with Ms. Brilliant, “Cause” generally includes material violations of the Company’s employment policies, conviction of crime involving moral turpitude, violations of securities or investment adviser laws, causing the Company to violate a law which may result in penalties exceeding $250,000, materially breaching the agreement, or fraud, willful misconduct, or gross negligence in carrying out her duties.

Termination for Good Reason

Ms. Brilliant may terminate her employment for "Good Reason" (as defined in the agreement), which generally includes reduction of her annual base salary, requiring her to relocate her principal place of business to a location more than 50 miles from its current location, assignment to her of duties inconsistent with her position and authority, a requirement that she no longer report directly to the Board, or a breach by the Company of the agreement. If she terminates her employment for Good Reason, Ms. Brilliant is entitled to all of the payments described in numbers 1 through 6 in the “Termination without Cause” section above.

Voluntary Termination, Termination for Cause, or Expiration of Agreement

If Ms. Brilliant terminates the employment agreement voluntarily other than for Good Reason or if the Company terminates Ms. Brilliant for "Cause", the Company has no obligation to pay any unearned compensation or continue any benefits. In such instances, Ms. Brilliant will be entitled to receive only the payments set forth in numbers 1 and 2 in the “Termination without Cause” section above. If the employment agreement expires in accordance with its terms, Ms. Brilliant will be entitled to receive the payments set forth in numbers 1 through 3 in the “Termination without Cause” section above.

Termination Due to Death or Disability

If Ms. Brilliant’s employment terminates due to her death, she or her estate, as applicable, will be entitled to receive: (i) the payments set forth in numbers 1 through 3 in the “Termination without Cause” section above, and (ii) any LTI Award and Initial Equity Award for a completed year that has been granted but not yet vested ($5,038,650 at December 31, 2022), which grant shall then vest in accordance with the terms of the relevant compensation plan or award agreement, as applicable.

In the event of Ms. Brilliant’s permanent disability (as defined in the agreement), she will be entitled to receive the payments set forth in numbers 1 through 3 in the “Termination without Cause” section above.

Change in Control

Upon the occurrence of a “Change in Control” (as defined under the 2014 Plan or the Company’s 2022 Equity and Cash Incentive Plan, as applicable), all unvested restricted stock awards of any employee will immediately vest and become exercisable. In addition, the Compensation Committee, in its sole discretion, may determine to make a cash payment to any employee in exchange for the cancellation of their restricted stock awards or issue substitute awards that substantially preserve the value, rights, and benefits of any affected restricted stock awards.

In the case of both Ms. Brilliant and Mr. Line, such a Change in Control would result in the immediate vesting of all outstanding unearned shares that have not vested which for Ms. Brilliant would be $5,038,650 at December 31, 2022, and for Mr. Line would be $2,042,436 at December 31, 2022.

In the event that a "Change in Control" (as defined in the agreement) of the Company occurs and, within six months prior or 24 months following such Change in Control, Ms. Brilliant's employment is terminated by the Company or its successor without Cause, or Ms. Brilliant terminates her employment for Good Reason, she will be entitled to the following payments from the Company or its successor, in addition to the applicable payments set forth in numbers 1 through 3 in the “Termination without Cause” section above:

•A lump sum payment equal to the greater of: (1) her base salary in effect at termination of employment; or (2) the base salary paid to her for the most recently completed calendar year ($400,000 at December 31, 2022);
•A lump sum payment equal to her Incentive Award for the calendar year preceding termination of employment ($2,300,000 at December 31, 2022);
•A pro-rated lump-sum payment equal to the target annual Incentive Award for the calendar year in which the termination of employment occurs ($1,750,000 at December 31, 2022);
•Full vesting of her previously granted LTI Awards, to the extent not previously vested in a Change in Control transaction (5,514 shares valued at $1,020,200 at December 31, 2022); and
•Full vesting of her Initial Equity Award of 21,719 shares, to the extent not previously vested in a Change in Control transaction ($4,018,450 at December 31, 2022).

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the table shows the ratio of the median annual total compensation of all Company employees (excluding the CEO) to the annual total compensation of the CEO as presented in the SCT. In determining the median employee, a listing was prepared of all current employees as of December 31, 2022. To determine the median employee, the Company included 2022 base salary and incentive compensation (annualized for those employees that were not employed for the full year of 2022). Once the median employee was identified, for purposes of comparison to the CEO, the Company then calculated the compensation for that employee in the same manner as the total compensation shown for the CEO in the SCT. The following types of compensation are included in the Median Employee total annual compensation: Base salary, discretionary cash bonus, stock awards from calendar year 2022, contributions to 401k, and contributions to an employee Health Savings Account.

Median Employee total annual compensation	$346,450
Heather E. Brilliant, CEO, total annual compensation	$3,999,171

Ratio of CEO to median employee compensation	11.5 : 1

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between the “compensation actually paid” (“CAP”) for its NEOs and certain financial performance measures. The CAP for the NEOs as reported in this section of the Proxy Statement does not reflect the actual amount of compensation earned by or paid to the NEOs, but is a calculation derived from the total compensation reported for each NEO in the SCT, as adjusted pursuant to the requirements of Item 402(v) of Regulation S-K. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the Company’s philosophy on pay-for-performance.

					Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(2)	Average summary compensation table total for non-PEO NEOs(3)	Average compensation actually paid to non-PEO NEOs (4)	Total shareholder return(5)	Peer group total shareholder return(6)	Net income	Adjusted net operating income(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$3,999,171	$4,091,451	$1,268,100	$1,308,631	$168	$132	$36,870,762	$60,352,296
2021	3,147,029	4,738,862	1,293,100	1,933,397	167	170	$75,589,539	83,680,496
2020	$1,425,774	$1,877,746	$1,043,100	$1,209,580	$115	$134	$38,165,138	$47,974,867

(1) The dollar amounts in column (b) are the amounts reported in the “Total” column of the SCT for the Company’s principal executive officer (“PEO”), Ms. Brilliant, for each applicable year. Ms. Brilliant was the only PEO for each year reported in this table.
(2)    The dollar amounts in column (c) represent the CAP for the PEO. The determination of CAP in accordance with Item 402(v) of Regulation S-K requires the following adjustments to the amounts reported in the “Total” column of the SCT:

	2022	2021	2020
SCT total	$3,999,171	$3,147,029	$1,425,774

Less stock awards per SCT(i)	(1,650,000)	(1,300,000)	(380,000)
Equity award adjustments(ii):
Year end fair value of equity awards granted in the year and unvested at year end(iii)	785,225	373,504	—
Year over year change in fair value of outstanding and unvested equity awards(iv)	(211,729)	976,486	191,344
Fair value as of vesting date of equity awards granted and vested in the year(v)	900,000	1,000,000	380,000
Year over year change in fair value of equity awards granted in prior years that vested in the year(vi)	(4,525)	—	—
Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation(vii)	273,309	541,843	260,628

CAP for the PEO	$4,091,451	$4,738,862	$1,877,746

(i) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column of the SCT.
(ii) The relevant required equity award adjustments for each year presented include the addition or subtraction, as applicable, of the following:
(a) The year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(b) The amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
(c) For equity awards that are granted and vest in same applicable year, the fair value as of the vesting date;
(d) For equity awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; and

(e) The dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

(3) The dollar amounts in column (d) represent the average of the amounts reported in the “Total” column of the SCT for the NEOs as a group (other than the PEO) for each applicable year. Mr. Line, the Company’s principal financial officer (“PFO”), was its only non-PEO NEO for each year reported in this table.
(4)    The dollar amounts in column (e) represent the CAP for the PFO. The determination of CAP in accordance with Item 402(v) of Regulation S-K requires the following adjustments to the amounts reported in the “Total” column of the SCT. The adjustments made to determine the CAP for the PFO are of the same nature as described in footnotes (2)(i)-(vii) above for the PEO and are as follows:

	2022	2021	2020
SCT total	$1,268,100	$1,293,100	$1,043,100

Less stock awards per SCT(i)	(350,000)	(250,000)	(300,000)
Equity award adjustments(ii):
Year end fair value of equity awards granted in the year and unvested at year end(iii)	366,525	311,351	—
Year over year change in fair value of outstanding and unvested equity awards(iv)	(83,424)	359,680	70,480
Fair value as of vesting date of equity awards granted and vested in the year(v)	—	—	300,000
Year over year change in fair value of equity awards granted in prior years that vested in the year(vi)	(3,777)	—	—
Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation(vii)	111,207	219,266	96,000

CAP for the PFO	$1,308,631	$1,933,397	$1,209,580

(5) Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6) The dollar amounts in column (g) represent the weighted peer group TSR, weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Russell 2000 Asset Managers & Custodians ("R2000 A&C Index"), which is comprised of the Asset Managers & Custodians subsector of the Russell 2000 Index. The R2000 A&C Index used to calculate the returns includes the following companies:

Altisource Portfolio Solutions S.A.	Diamond Hill Investment Group, Inc.	Perella Weinberg Partners
Ares Management Corporation	Federated Hermes, Inc.	PJT Partners, Inc.
Arlington Asset Investment Corp.	Financial Engines, Inc.	Pzena Investment Management, Inc.
Artisan Partners Asset Management, Inc.	Focus Financial Partners, Inc.	Sculptor Capital Management, Inc.
Ashford Inc.	GAMCO Investors, Inc.	Silvercrest Asset Management Group Inc.
AssetMark Financial Holdings, Inc.	GCM Grosvenor, Inc.	StepStone Group, Inc.
Associated Capital Group, Inc.	Greenhill & Co., Inc.	Victory Capital Holdings, Inc.
B. Riley Financial, Inc.	Hamilton Lane Incorporated	Virtus Investment Partners, Inc.
Blucora, Inc.	Manning & Napier, Inc.	Waddell & Reed Financial, Inc.
BrightSphere Investment Group, Inc.	Medley Management, Inc.	Westwood Holdings Group, Inc.
Brookfield Business Corp.	MMA Capital Holdings, Inc.	WisdomTree, Inc.
Cohen & Steers, Inc.	Morgan Group Holding Co.
Cowen Inc.	Oppenheimer Holdings Inc.

(7) The company-selected measure (“CSM”) is adjusted net operating income, which adjusts net operating income, as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), for the impact of market movements on the deferred compensation liability and related economic hedges, and the impact of the Consolidated Funds. Adjusted net operating income is a non-GAAP financial measure. The Company believes this and other non-GAAP financial measures provide relevant and meaningful information to investors about its core operating results. See the Annex – Reconciliation of Non-GAAP Financial Measures made a part of the Annual Letter to Shareholders included with this Proxy Statement. While the Company uses several financial and non-financial performance measures for the purpose of evaluating its executive compensation programs, it has determined that adjusted net operating income is the financial performance measure that represents the most important performance measure used by it to link CAP for the NEOs, for the most recently completed year, to the Company’s performance.

Tabular List of Important Performance Measures

As described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the metrics that the Company uses for both its long-term and short-term incentive awards are selected based on an objective of aligning the interests of its NEOs with the interest of its shareholders. The Company considers the measures below to be the most important to link CAP for the NEOs for the most recently completed year, to its performance.

Performance Measure
Adjusted net operating income
Adjusted operating profit margin
Adjusted diluted earnings per share
Long-term investment performance

For an explanation of how the non-GAAP financial measures above are derived from the Company’s audited consolidated financial statements, see the Annex – Reconciliation of Non-GAAP Financial Measures made a part of the Annual Letter to Shareholders included with this Proxy Statement.
Analysis of Information Presented in the Pay Versus Performance Table

As described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company considers several performance indicators to align executive compensation with its performance, all of those performance indicators are not presented in the “Pay Versus Performance” Table. The Company does not specifically align its performance measures with CAP, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance” Table.

The Company determines NEO compensation, in part, based on its core operating results. It believes that adjusted net operating income (its CSM) provides the most relevant and meaningful information regarding its core operating results. Adjusted net operating income is a non-GAAP financial measure. See the Annex – Reconciliation of Non-GAAP Financial Measures made a part of the Annual Letter to Shareholders included with this Proxy Statement. The following graph compares the change in CAP for the PEO and PFO with the Company’s net income and its adjusted net operating income for the three-year period ended December 31, 2022.

The change in CAP includes the change in the total value of all outstanding unvested equity awards held by the PEO and PFO. Due to the large amount of unvested equity awards held by the PEO, the annual Change in CAP for PEO may be more volatile that the other measures shown in the graph above.

The following graph compares the change in CAP for the PEO and PFO, with the Company’s TSR, and the TSR for the R2000 A&C Index for the three-year period ended December 31, 2022. The R2000 A&C Index is comprised of the Asset Managers & Custodians sub-sector of the Russell 2000 Index. The Company uses the R2000 A&C Index as its peer group comparison because it believes that index is the most relevant, comparable index available.

Change in CAP, Company TSR and Peer Group TSR
175%
150%
125%
100%
75%
50%
25%
—%
(25)%
(50)%
(75)%
(100)%
12/31/19
12/31/20
12/31/21
12/31/22
Change in CAP for PEO
Change in CAP for PFO
Diamond Hill Investment Group, Inc. TSR
R2000 A&C Index TSR

The change in CAP includes the change in the total value of all outstanding unvested equity awards held by the PEO and PFO. Due to the large amount of unvested equity awards held by the PEO, the annual Change in CAP for PEO may be more volatile that the other measures shown in the graph above.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To carry out this responsibility, the Committee engages in an evaluation of the independent registered public accounting firm's qualifications, performance, and independence. The Committee also periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG to serve as the Company's independent registered public accounting firm for fiscal year ending December 31, 2023. KPMG was first appointed to serve as the Company's independent registered public accounting firm on October 24, 2012, and served as its independent registered public accounting firm for fiscal year ended December 31, 2022.

The Audit Committee and the Board believe that the continued retention of KPMG as the Company's independent registered public accounting firm is in the best interests of the Company and its shareholders, and the Audit Committee is asking shareholders to ratify the selection of KPMG as its independent registered public accounting firm for fiscal year ending December 31, 2023.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2023.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as the Company's independent registered public accounting firm for fiscal year ending December 31, 2023, and may or may not make any changes to such appointment.

AUDIT COMMITTEE MATTERS

Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG for services rendered to the Company and its subsidiaries during 2022 and 2021.

	Year Ended	Year Ended
	12/31/2022	12/31/2021
Audit Fees(1)	$262,500	$245,000
Audit-Related Fees	—	—
Tax Fees (2)	72,250	52,885
All Other Fees	—	—
Total Fees	$334,750	$297,885
____________________
(1)    Audit Fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC.
(2)    Tax Fees include professional services rendered for tax preparation and compliance.

Pre-Approval by Audit Committee

The Audit Committee has adopted policies and procedures that set forth the manner in which the committee will review and approve all audit and non-audit services proposed to be provided by the independent registered public accounting firm (the "Services") to ensure that the provision of the Services does not impair the firm's independence. The pre-approval policies and procedures are as follows:

•The Audit Committee has established a pre-approval fee cap of $25,000, under which any Services in excess of the $25,000 fee cap must be submitted to the Audit Committee for review and pre-approval, and any Services less than the $25,000 fee cap must be approved by the CFO and then reported to the Audit Committee at its next regularly scheduled meeting; and
•Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

In determining whether to approve the proposed services, the Audit Committee and the CFO consider whether such services are consistent with the SEC’s and the Public Company Accounting Oversight Board (“PCAOB”) rules on auditor independence. All of the services related to audit-related fees, tax fees, or all other fees described above were pre-approved by the Audit Committee.

Audit Committee Report

During 2022, the Audit Committee was comprised of six independent directors operating under a written charter adopted by the Board, the most current version of which is available on the Company's website, ir.diamond-hill.com, under "Corporate Governance". Annually, the Audit Committee engages the Company's independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022.

Management is responsible for preparation of the Company's financial statements and for designing and maintaining the Company's systems of internal controls and financial reporting processes. The Company's independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with standards of the PCAOB and issuing reports on the Company's financial statements and the effectiveness of the Company's internal controls over financial reporting. The Audit Committee's responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee reviewed and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2022. The Audit Committee reviewed the audit plan and scope with KPMG. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company's financial reporting.

The Audit Committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and SEC. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from management and the Company.

Management has represented to the Audit Committee that the Company's consolidated financial statements for the year ended December 31, 2022, were prepared in accordance with GAAP. Based on the Audit Committee's discussions with management and KPMG and its review of KPMG's report to the Audit Committee, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Richard S. Cooley, Chair
Randolph J. Fortener
James F. Laird
Paula R. Meyer
Nicole R. St. Pierre
L'Quentus Thomas
Mark Zinkula

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As described in the section entitled, "Executive Compensation - Compensation Discussion and Analysis", the Board believes that executive compensation should be linked with the Company's performance and significantly aligned with the interests of the Company's shareholders. In addition, the Company's executive compensation program is designed to allow it to retain, and recognize the contributions of, employees who play a significant role in its current and future success. The Board urges you to read the Compensation Discussion and Analysis and the exeuctive compensation tables and related disclosure in this Proxy Statement for a detailed description of the 2022 compensation of its NEOs.
The vote on this resolution is not intended to address any specific element of compensation. Rather, the advisory vote relates to the overall compensation of the Company's NEOs. This vote is advisory, and therefore, not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s NEOs.
Accordingly, the Board asks shareholders to vote on the following resolution:
RESOLVED, that the Company's shareholders approve, on an advisory basis, the 2022 compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE 2022 COMPENSATION OF THE COMPANY'S NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY WITH WHICH TO HOLD FUTURE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NEOS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, provides that shareholders must be given the opportunity to indicate their preference at least once every six years, on a non-binding, advisory vote, as to how frequently the Company should seek an advisory vote on compensation of its NEOs. By voting on this Proposal 4, you may indicate whether you would prefer that the Company seek future executive compensation advisory votes once every one, two, or three years. You may also, if you wish, abstain from casting a vote on this proposal.

The Board has determined that an annual advisory vote on the Company's executive compensation is currently the most appropriate alternative for the Company. Therefore, the Board recommends that you vote for an annual advisory vote on executive compensation. In determining to recommend that the shareholders select a frequency of once a year, the Board considered that compensation decisions are currently made on an annual basis; and therefore, an annual "say-on-pay" voting aligns shareholder feedback with the Board's and Compensation Committee's decision making. The Board also recognizes that annual say-on-pay votes will occur after the Compensation Committee has implemented the Company’s executive compensation programs for the current year. Thus, the Board expects that it may not be feasible to address and respond to any one year’s say-on-pay vote before the following year’s annual meeting of shareholders.

Shareholders may vote on their preferred voting frequency by selecting the option of One Year, Two Years, Three Years, or Abstain on the proxy card when voting on this Proposal 4. Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board's recommendation.

The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be the shareholder-approved frequency selection for the advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of the shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the most votes cast by shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU SELECT THE OPTION OF ONE YEAR TO APPROVE AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NEOS.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company's relatively small size, limited number of record shareholders, and the Board's consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and the Company does not have, a formal process for shareholders to send communications to the Board. Current practice is to forward any communication received by the Company and addressed to: (i) the full Board, to the Board Chair; (ii) a group of directors, to a member of the group; or (iii) an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and the Company's Code of Regulations (the "Regulations"). Should a shareholder wish to have a proposal appear in the Company's proxy statement and proxy card for the 2024 annual meeting of shareholders, under applicable SEC rules, the proposal must be received by the Company's Secretary on or before November 24, 2023, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. The Company will not be required to include in its proxy statement and proxy card a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

The advance notice provisions of the Regulations govern the submission of director nominations and other business proposals that a shareholder wishes to have considered at an annual meeting of shareholders, but which may not be included in the Company's proxy statement for that meeting. Under the Regulations, director nominations or other business proposals to be addressed at the Company's 2024 annual meeting of shareholders may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company not later than the close of business on February 12, 2024 and not earlier than January 12, 2024. If a shareholder intends to present a proposal at the Company’s 2024 annual meeting of shareholders without inclusion of that proposal in the Company’s 2024 proxy materials and written notice of the proposal is not received by the Company on or before the deadline imposed by the advance notice provisions of the Regulations, or if the Company meets other requirements of the SEC rules, proxies solicited by the Board for the Company’s 2024 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

The advance notice provisions in the Regulations are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement and proxy card under the rules of the SEC. To be eligible for consideration at an annual meeting of shareholders, a shareholder’s proposal and notice thereof must otherwise comply with the procedures and requirements of the Regulations and applicable SEC rules.

All notices described in this section shall be sent to, and a copy of the Regulations may be obtained from, Carlotta D. King, Secretary, Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

SHAREHOLDERS SHARING THE SAME ADDRESS

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report and proxy materials if they consent to do so (“householding”). Householding, which has been instituted by the Company, is permitted only in certain circumstances, including when a shareholder has the same last name and address as one or more additional shareholders. If the required conditions are met, and SEC rules allow, a shareholder’s household may receive a single copy of the Annual Report and proxy materials. The householding procedure reduces the volume of duplicate information shareholders receive and reduces expenses. If you are a shareholder and: (i) you wish to receive separate Annual Reports and proxy materials, either this year or in the future, or (ii) members of your household receive multiple copies of the Annual Report and proxy materials and you wish to request householding, you may contact the Company’s transfer agent, Equiniti Trust Company at P.O. Box 64874, St. Paul, Minnesota 55164-0874, or by phone at (800) 401-1957, or write to Carlotta D. King, Secretary, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by phone at (614) 255-3333.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more "street name" accounts under which the Company's shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or the Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no business to be acted upon at the Annual Meeting other than Proposal 1, Proposal 2, Proposal 3, and Proposal 4, each as described in this Proxy Statement. However, if any other business properly comes before the Annual Meeting, the persons named as proxy holders on the accompanying proxy card will vote and act on such matters in accordance with their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

The Company appreciates your prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone. Whether or not you expect to attend the Annual Meeting, please complete and sign the proxy card and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors
                            Carlotta D. King
                            Secretary

DIAMOND HILL

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

CONTROL NUMBER

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/dhil
Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 10, 2023.
Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 10, 2023.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3, and a Vote of 1 YEAR for Proposal 4.

(1) Election of the nominees named below as directors for a one year term.

Nominees:	FOR	AGAINST	ABSTAIN
1(a) Heather E. Brilliant	☐	☐	☐
1(b) Richard S. Cooley	☐	☐	☐
1(c) James F. Laird	☐	☐	☐
1(d) Paula R. Meyer	☐	☐	☐
1(e) Nicole R. St. Pierre	☐	☐	☐
1(f) L'Quentus Thomas	☐	☐	☐
1(g) Mark Zinkula	☐	☐	☐

(3) Approval on an advisory basis of the 2022 compensation of the Company's named executive officers. ☐ For ☐ Against ☐ Abstain

(4) Selection on an advisory basis of the frequency of future advisory votes on the compensation of the Company's named executive officers. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DIAMOND HILL INVESTMENT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 11, 2023
10:00 a.m. ET

DIAMOND HILL

Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215

proxy

The undersigned hereby appoints Carlotta D. King and Thomas E. Line and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the "Company") to be held on May 11, 2023, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the "Shares") which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of proposals 1, 2, 3 and a vote of ONE YEAR for proposal 4. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, IN FAVOR OF PROPOSALS 2 AND 3, AND WILL BE VOTED FOR ONE YEAR FOR PROPOSAL 4. If any other matters are properly brought before the Annual Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 13, 2023, the Proxy Statement furnished therewith, and the Company's Form 10-K for the year ended December 31, 2022. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, UNLESS VOTING ELECTRONICALLY.

See reverse for voting instructions.